   As Filed with the Securities and Exchange Commission on February 8, 2002.

                                                      Registration No. 333-73654

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 Amendment No. 1
                                       to
                                    FORM S-1

             Registration Statement under the Securities Act of 1933

                            DAUPHIN TECHNOLOGY, INC.
                            ------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                   ILLINOIS                                3570                        87-0455038
         ---------------------------------      ---------------------------    --------------------------
          (State or Other Jurisdiction               (Primary Standard          (I.R.S. Employer Number)
         of Incorporation or Organization)        Industrial Classification
                                                    Identification No.)

        800 E. Northwest Hwy., Suite 950, Palatine, IL 60067 847-358-4406
        -----------------------------------------------------------------
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)


   Andrew J. Kandalepas, President 800 E. Northwest Hwy., Suite 950, Palatine,
                             IL 60067 847-358-4406
   -----------------------------------------------------------------------------
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the selling shareholders.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
Title of Each Class            Amount to be                Proposed Maximum       Proposed Maximum           Amount of
of Securities to be             Registered                      Offering           Aggregate Offering      Registration
Registered                        (1)(2)                   Price Per Share (2)         Price(2)                 Fee

-------------------------------------------------------------------------------------------------------------------------
Common Stock
$0.001 Par Value                4,000,000                       $0.89                  $3,560,000               $890

(1) In the event of a stock split, stock dividend, or similar transaction involving the Company's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.


(2) In accordance with a registration rights agreement with a shareholder, the Company is required to register for resale an aggregate of 4,000,000 shares of common stock to cover the common stock issuable or to be issued upon conversion of the Convertible Note and the exercise of the warrants. The Convertible Note is convertible into shares of common stock on a formula of the lower of (i)110% of the average of the Bid Prices during the ten Trading Days prior to September 28, 2001 and (ii) the average of the lowest three consecutive Bid prices during the 22-day period immediately preceding the conversion date. If converted as of February 5, 2002, such shares would convert into 2,742,131 of common stock assuming a conversion price of $0.9117 per share.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                            DAUPHIN TECHNOLOGY, INC.

                        4,000,000 Shares of Common Stock


                     $0.88 Bid Price as of February 5, 2002


                                   THE COMPANY

         We design and sell mobile hand-held, pen-based computers and broadband set-top boxes, as well as other electronic devices for home and business use and perform design services, process methodology consulting and intellectual property development.

         Our corporate offices are located at:

                          800 East Northwest Highway
                          Suite 950
                          Palatine, Illinois 60067
                          (847) 358-4406


         Our shares trade on the over-the-counter market electronic bulletin board operated by the NASD under the symbol "DNTK.OB".


                                  THE OFFERING

         We are registering 4,000,000 shares of common stock which may be acquired by Crescent International Ltd. ("institutional investor"), an investment company managed by GreenLight (Switzerland) SA through the exercise of warrants or the conversion of Convertible Notes. These shares may be offered and sold from time to time. We will not receive any of the proceeds from the sale other than from the possible exercise of warrants to purchase 700,000 shares of common stock at $1.3064 per share.


         Had Crescent exercised its warrants and converted the convertible note on February 5, 2002, Crescent would have received 3,442,131 shares of our common stock. As of the same date, the Company would have received an aggregate amount of $914,480 from Crescent in connection with its exercise of the warrants. Under the terms of our securities purchase agreement with Crescent, the number of shares to be purchased by Crescent or to be obtained upon the exercise of warrants or conversion of the convertible note held by Crescent cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by Crescent, would result in Crescent owning more than 9.9% of our outstanding common stock at any given point of time. See "Recent Developments" on page 6.



         Investing in our shares involves a high degree of risk. You should invest only if you can afford a complete loss of your investment. See "Risk
                                                                       ----
Factors" beginning on page 7.
-------

         Unless the context indicates otherwise, all references to "we", "our", "us", and the "Company" refer to Dauphin Technology, Inc. and its subsidiaries.

         Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                 The Date of this Prospectus is February 7, 2002

                                TABLE OF CONTENTS


Prospectus Summary ............................................................    5
Risk Factors ..................................................................    7
Forward Looking Statements ....................................................   14
Where You Can Find More Information ...........................................   15
Use of Proceeds ...............................................................   15
Recently Issued Securities ....................................................   15
Market Price of Common Stock and Dividend Policy ..............................   18
Selected Financial Data .......................................................   19
Management's Discussion and Analysis of Financial Condition and Results of
    Operations ................................................................   20
Business ......................................................................   22
Description of Property .......................................................   26
Management ....................................................................   27
Executive Compensation ........................................................   29
Certain Relationships and Related Transactions ................................   30
Principal Stockholders ........................................................   30
Description of Capital Stock ..................................................   31
Plan of Distribution ..........................................................   32
Selling Stockholder ...........................................................   33
Legal Matters .................................................................   34
Experts .......................................................................   34
Index to Consolidated Financial Statements ....................................  F-1

                              ABOUT THIS PROSPECTUS


         This prospectus is part of a registration statement that we filed with the SEC, utilizing a "shelf" registration process. In accordance with a registration rights agreement with Crescent International Ltd., the Company is required to initially register for resale an aggregate of 4,000,000 shares of common stock to cover the common stock to be issued upon conversion of the Convertible Note and the exercise of the warrants. The Convertible Note is convertible into shares of common stock by a formula of the lower of (i) $1.1561, which represents 110% of the average of the Bid Prices during the ten Trading Days prior to September 28, 2001 and (ii)the average of the lowest three consecutive Bid prices during the 22-day period immediately preceding the conversion date.



         You should read this prospectus together with the additional information described under the heading, "Where You Can Find More Information."

         No person has been authorized to give any information or to make any representations in connection with this offering except those contained in this prospectus. Neither Dauphin nor the selling shareholders has authorized anyone else to provide you with different information.

         You should not assume that any information contained in this prospectus is accurate as of any date other than the date on the front page of this prospectus. Neither Dauphin nor the selling shareholder is making an offer of shares in any state where the offer is not permitted.

         In this prospectus, reference to "we", "us" and "our" refer to Dauphin Technology, Inc.

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information and financial statements, including the notes to the financial statements, appearing elsewhere in this prospectus.

Our Business


         We design and sell mobile hand-held, pen-based computers and broadband set-top boxes, and other related electronic devices for home and business use. We also provide private, interactive cable systems to the extended stay hospitality industry and perform design services, process methodology consulting and intellectual property development. Orasis(R) is a mobile hand-held, pen-based computer that incorporates features, which we believe provide greater power and flexibility to address performance requirements in a variety of industrial and commercial uses. We have produced a limited number of Orasis(R) units that have been used for marketing and limited sales. We are currently redesigning the Orasis(R) and plan to introduce a new version in 2002. In addition, the Company introduced a prototype of a Vehicle Mountable Docking Station (VMDS), which can be used as an accessory product for the Orasis/R/.


      Toward the end of 1999, we identified set-top boxes as a focus for product development. The OraLynx(TM) set-top box is an electronic device that converts digital signals into a user acceptable format via other electronic devices such as television sets, telephones and computers. It is a routing device that enables you to access and transmit information to take advantage of services offered by television, telephone, Internet and other providers of communication, information or entertainment content or media. For example, you may connect a set-top box to your television to receive cable television programming and music broadcasts through your television and home sound system. You may also connect a set-top box to a computer or various office equipment to serve a variety of commercial uses. Throughout 2000 and 2001, the Company has successfully developed multiple versions of its OraLynx(TM) set-top box and is continuing its further development. The Company has received a contract from the Hellenic Telecommunications Organization, S.A. (OTE) for the production and sale of set-top boxes and as of the writing of this registration statement has shipped 1,100 set-top boxes to them.

      In August 2000, the Company acquired the net assets of T & B Design,
Inc. (f/k/a Advanced Digital Designs, Inc.) ("ADD"). ADD performs design services, process methodology consulting and intellectual property development for a variety of technology companies. The Company's engineers specialize in telecommunications, especially wireless and cable-based product development, as well as multimedia development, including digital video decoding and processing.

         In July 2001, the Company purchased the net assets of Suncoast Automation, Inc. ("Suncoast") from ProtoSource Corporation. Suncoast is a provider of private, interactive cable systems providing bundled services of basic cable TV, premium programming, video games and high-speed Internet access to the extended stay hospitality industry. The Company currently has contracts for the installation of over 3,200 units in the time share resort industry. Completion of these installations is contingent upon receiving adequate funding for the purchase of the equipment.

Recent Developments

         On September 28, 2001, the Company entered into a Securities Purchase Agreement with Crescent International Ltd., an institutional investor managed by GreenLight (Switzerland) SA, that allows us to issue and sell to Crescent and requires Crescent to purchase, at our sole discretion, equity and debt securities for consideration of up to $10 million (minus applicable fees and expenses). Under the Securities Purchase Agreement, we received $2.5 million in exchange for a Convertible Note and may receive up to $7.5 million in exchange for additional securities. In addition, the Company issued warrants exercisable to purchase 700,000 shares of common stock at a price of $1.3064 per share for a five-year term. See "Recently Issued Securities" on page 15.

Our Strategy

         Our goals are to capture the opportunity presented by the Orasis(R) and OraLynx(TM) products and to become a leading provider of niche electronic products. In addition, we intend to successfully compete for additional contracts for the installation of private, interactive cable systems. Our strategy is to develop or acquire a variety of products and services that complement each other or offer us production and operating economies. In this way, we seek to minimize the risk presented by reliance upon any given product that may become obsolete through technological change.

         We expect to increase our development, production and marketing capabilities by increasing staff and coordinating relationships with outside manufacturers and sales representatives. We will then establish a responsive level of production and distribution. At the same time, we have begun an aggressive marketing campaign to seize opportunities in the growing set-top box and hand-held computer markets.

General

         Our principal executive offices are located at 800 East Northwest Highway, Suite 950, Palatine, Illinois 60074, and our telephone number is (847) 358-4406. Our website is located at www.dauphintech.com. Information contained
                                    -------------------
on our website is not a part of this prospectus.


                                THE REGISTRATION

Shares to be registered                         4,000,000 shares

Total number of shares outstanding
   immediately after the registration           68,032,213 shares


Use of proceeds                                 The Company will not receive any
                                                proceeds from this registration,
                                                other than from the possible
                                                exercise of warrants to purchase
                                                700,000 shares of common stock
                                                at $1.3064 per share. Any
                                                proceeds received from the
                                                exercise of warrants will be
                                                used for general corporate
                                                purposes.

                          SUMMARY FINANCIAL INFORMATION
                      (In thousands, except per share data)

     The following table summarizes the consolidated financial data for our business. You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our Consolidated Financial Statements and accompanying Notes beginning on page F-1 of this prospectus.


                                                                                                                 Nine
                                                                                                              months ended
                                                                 Year ended December 31,                     September 30,
                                                                 -----------------------                     -------------
                                                     (amounts in thousands, except per share amounts)         (unaudited)

INCOME STATEMENT DATA:                           1996        1997         1998       1999       2000       2001       2000
                                                 ----        ----         ----       ----       ----       ----       ----
Revenues                                       $    94     $  2,730    $  5,368   $  2,279   $    860   $   1,249   $     361
Cost of Sales                                      279        4,345       5,758      4,834      2,876       1,014         441
                                               -------     --------    --------   ---------  --------   ---------   ---------
Gross Profit (Loss)                               (185)      (1,615)       (390)    (2,555)    (2,016)        235         (80)
Net Loss, before extraordinary item             (1,397)      (3,988)     (6,132)    (9,306)    (7,515)     (5,491)     (3,433)
Extraordinary Item                              38,065           -           -          -          -           -           -
Net                                             36,669       (3,988)     (6,132)    (9,306)    (7,515)     (5,491)     (3,433)

EARNINGS PER COMMON SHARE(1):
Loss Before Extraordinary Item                   (0.06)       (0.13)      (0.16)     (0.20)     (0.13)      (0.09)      (0.06)
Extraordinary Item                                1.58           -           -          -          -          -           -
Net Income (Loss) (1)                             1.52        (0.13)      (0.16)     (0.20)     (0.13)      (0.09)      (0.06)



                                                                                                             As of
                                                                                                             -----
                                                              As of December 31,                         September 30,
                                                              ------------------                         -------------
                                                                                                          (unaudited)
BALANCE SHEET DATA:                               1996      1997       1998     1999      2000          2001      2000
                                                  ----      ----       ----     ----      ----          ----      ----
Total Assets                                      3,402     7,269      6,719    3,372     11,161       8,836     11,806
Long Term Debt                                       43       346        303      185        102          51        149
Working Capital (Deficit)                         3,020     4,427        261     (917)     3,015         537      4,013
Stockholders Equity                               3,093     5,676      2,885      552     10,521       8,025     11,105

(1) Income (Loss) per common share is calculated based on the weighted average number of shares for the respective period.


                                  RISK FACTORS

     Investment in our shares is risky and should be considered speculative. In addition to the information contained in this prospectus, you should consider carefully the following risk factors before investing in shares offered under this prospectus. We operate in a highly competitive and volatile industry. We are faced with aggressive pricing by competitors; competition for necessary parts, components and supplies; continually changing customer demands and rapid technological developments; and risks that buyers may encounter difficulties in obtaining governmental licenses or approvals, or in completing installation and construction of infrastructure, necessary to use our products or to offer them to end users. The following cautionary statements discuss certain important factors that could cause actual results to differ materially from the projected results contained in the forward-looking statements contained in this prospectus.

Risks Related to Our Financial Results and/or Condition

We have an accumulated deficit due to substantial losses incurred over the last six years.

Since July 1996 we have operated without substantial sales or revenue and have an accumulated deficit of $51,833,000 as of September 30, 2001. The Company expects to incur operating losses over the near term. The Company's ability to achieve profitability will depend on many factors including the Company's ability to manufacture and market commercially acceptable products, including its set-top box. There can be no assurance that the Company will ever achieve a profitable level of operations or if profitability is achieved, that it can be sustained. Our financial performance may make it difficult for potential sources of capital to evaluate the viability of our business to date and to assess its future viability.

None of our products have achieved widespread distribution or customer acceptance nor are there any assurances that the Company will be able to profitably sell its products.

Although the Orasis(R) computer has passed the initial development stage, we have not actively marketed it and the Company has not recognized significant sales of the product to date. The Orasis(R) is a solution oriented, pen-based, mobile computer system, which has been produced and marketed only on a limited basis. A new version of the Orasis(R) is scheduled for release in 2002.

We began shipping the OraLynx(TM) set-top box late in the fourth quarter of 2001. We believe the OraLynx(TM) set-top box will address a broad market demand. There can be no assurance that a market demand will exist or the sales of the OraLynx(TM) will continue after first being introduced. If a market demand exists, it may be met with alternative products offered by competitors or with pricing that we cannot match.

Availability of additional funding under our Securities Purchase Agreement requires the Company to meet certain conditions and financial criteria, which the Company may be unable to meet.

On September 28, 2001 the Company entered into a $10 million Securities Purchase Agreement with Crescent International Ltd., an institutional investor. Under the Securities Purchase Agreement, the Company issued a Convertible Note for $2.5 million. Although the Company had the option to issue further convertible notes to Crescent subject to certain conditions precedent, such option expired on February 1, 2002 and no additional notes were issued. In addition, the Company issued warrants exercisable to purchase 700,000 shares of common stock at a price of $1.3064 per share for a five-year term. The Stock Purchase Agreement further permits the Company to sell to Crescent up to $7.5 million in common stock of the Company over a 24-month period. Additionally, the Company agreed not to exercise any drawdowns against its existing common stock purchase agreement with Techrich International Ltd., which expired on January 28, 2002.

The Securities Purchase Agreement permits the Company to sell to Crescent and requires Crescent to purchase from the Company, at the Company's sole discretion, common stock of the Company for up to $7.5 million over a 24-month period. Individual sales are limited to $1.5 million, or a higher amount if agreed to by the Company and Crescent, and each sale is subject to our satisfaction of the following conditions precedent (none of which are within the control of Crescent): (1) the Company's representations and warranties must be true and complete, (2) the Company must have one or more then currently effective registration statements covering the resale by Crescent of all shares issued in prior sales to Crescent and issuable upon the conversion of the Convertible Note, (3) there must be no dispute as to the adequacy of disclosures made in any such registration statement, (4) such registration statements must not be subject to any stop order, suspension or withdrawal, (5) the Company must have performed its covenants and obligations under the Securities Purchase Agreement, (6) no statute, rule, regulation, executive order, decree, ruling or injunction may have been enacted, entered, promulgated or adopted by any court of governmental authority that would prohibit the Company's performance under the Securities Purchase Agreement, (7) the company's common stock must not have been delisted from its principal trading market and there must be no trading suspension of its common stock in effect, and (8) the issuance of the designated number of shares of common stock with respect to the applicable sale must not violate the shareholder approval requirements of the Company's principal trading market. The aggregate amount of all sale shares and convertible notes issued cannot exceed $10 million. The amount of the sale is limited to twice the average of the bid price multiplied by the trading volume during the 22 trading day period immediately preceding the date of sale. When the total amount of securities issued to Crescent equals or exceeds $5 million, then the Company shall issue to Crescent a subsequent incentive warrant exercisable to purchase 400,000 shares of common stock at a price equal to the bid price on the date the incentive warrant is issued.

Even though Crescent has no investment discretion with respect to shares of common stock that the Company may require it to purchase under the Securities Purchase Agreement, the Company may not be able to satisfy one or more of these conditions at any time that it desires to raise funds from Crescent.

The initial funding of $2.5 million combined with the $308,000 cash on hand at September 30, 2001 will allow the Company to pay the subcontractors for the OTE order, complete two installations at time-share resorts, complete the opening of the branch office in Piraeus, Greece and fund operations through February, 2002.

Risks Relating to Our Shares

Shareholders may suffer dilution from this offering and from the exercise of existing options, warrants and convertible notes; the terms upon which we will be able to obtain additional equity capital could be adversely affected.

Our common stock may become diluted if warrants and options to purchase our common stock are exercised and if Crescent converts our outstanding $2,500,000 convertible note into shares of our common stock. The conversion price of Crescent's convertible note is the lower of $1.1561 and a price based on a formula determined at the time of conversion. We have limited rights to delay conversion for up to 180 days from the date triggering those rights if the conversion price determined by the formula is below $0.75 per share. At this price, conversion by Crescent of its convertible note would result in the issuance of 3,333,333 shares. We are required to register for resale shares issued upon conversion of the convertible note to the extent they are not registered under the registration statement of which this prospectus is a part. As of February 5, 2002, the conversion price of the convertible note was $0.9117. Crescent has informed us that it has no current intent to convert our convertible note into shares of our common stock and that any decision as to whether to convert in full or in part will be based on relevant facts, circumstances and market conditions existing at the time of the decision.

In addition to the dilution resulting from a conversion of our convertible note, we could be subject to further dilution upon exercise of a Protective Warrant, if and when issued to Crescent. The number of shares of our common stock that can be purchased upon exercise of the protective warrant is equal to the number of shares of our common stock that is determined by subtracting the amount paid by Crescent for its initial purchase of the Company's common stock, i.e. $500,000, divided by the purchase price, from an amount which is equal to $500,000 divided by the price of the common stock for the Company as computed on the effective date of the Company's registration statement. Under the terms of the Protective Warrant, if the price for the Company's common stock as computed on the effective date of the registration statement filed on behalf of Crescent is higher than the purchase price for the Company's common stock, as computed on the date Crescent purchased such shares, the Protective Warrant does not become exercisable.

Irrespective of whether Crescent exercises its warrants or converts its convertible note, our common stock is subject to further dilution upon the issuance of shares of our common stock to Crescent that could occur if we require Crescent to purchase additional shares of our common stock for up to $7,500,000. These additional shares would be at a discount to the then current market price. The purchase price, with respect to the sale of common stock by us to Crescent, is determined by taking the lower of $1.1561 and 92% of the average of the lowest three consecutive bid prices during the 22 trading day period immediately preceding the applicable sale date. Dilution resulting from issuance of said shares will depend on the trading price at the time the common stock is sold. Illustrations of such effect can be found on page 18. Under the terms of our securities purchase agreement with Crescent, the number of shares to be purchased by Crescent or to be obtained upon exercise of warrants or conversion of the convertible note held by Crescent cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by Crescent, would result in Crescent owning more than 9.9% of our outstanding common stock at any given point of time. Our agreements with Crescent obligate us to register any shares of our common stock that we require Crescent to purchase. See "Recently Issued Securities" on page 14 for a more complete description of our agreements with Crescent.

These shares, as well as the eligibility for additional restricted shares to be sold in the future, either pursuant to future registrations under the Securities Act of 1933, as amended, or an exemption such as Rule 144 under the Securities Act of 1933, as amended, may have a dilutive effect on the market for the price of our common stock. The terms upon which we will be able to obtain additional equity capital could also be adversely affected. In addition, the sale of common stock offered by this prospectus, or merely the possibility that these sales could occur, could have an adverse effect on the market price of our common stock.

It is likely that our shares will be subject to substantial price and volume fluctuations due to a number of factors, many of which will be beyond our control.

The securities markets have recently experienced significant price and volume fluctuations. The market prices and volume of securities of technology and development-stage companies have been especially volatile. Market volatility and other market conditions could reduce the market price for our shares despite operating performance. In addition, if our operating performance falls below expectations, the market price of our shares could decrease significantly. You may be unable to resell shares at or above the registration price. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were the subject of such litigation we could experience substantial litigation costs and diversion of management's attention and resources.

We have not paid any dividends and have no expectation of paying dividends in the foreseeable future.

We have not declared, paid, or distributed any cash dividends on our shares in the past, nor are any cash dividends contemplated in the foreseeable future. There is no assurance that our operations will generate any profits from which to pay cash dividends. Even if profits are generated through operations in the future, our present intent is to retain any such profits for acquisitions, product development, production and marketing, and for general working capital requirements.

Our shares are not widely traded.

There is only a limited market for our shares. If a large portion of the shares eligible for immediate resale after registration were to be offered for public resale within a short period of time, the current public market would likely be unable to absorb such shares. This could result in a significant reduction in current market prices. There can be no assurance that investors will be able to resell shares at the price they paid for the shares or at any price.

Our shares are subject to special trading rules relating to "penny stocks" which restrict trading.

Our shares are covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell "penny stock" to persons other than certain established customers. For transactions covered by the rule, the broker-dealer must obtain sufficient information from the customer to make an appropriate suitability determination, provide the customer with a written statement setting forth the basis of the determination and obtain a signed copy of the suitability statement from the customer. The rule may affect the ability of broker-dealers to sell our shares and also may affect your ability to sell shares in the secondary market.

We have broad discretion in how we use any proceeds of this registration, and we may not use these proceeds effectively.

We could spend any proceeds received from the sale of the shares underlying the warrants that are included in this registration in ways that you may not agree or that do not yield a favorable return. Our primary purpose for conducting this registration is to register the shares issued by the Company in connection with the securities purchase agreement signed with Crescent International Ltd.

Risks Related to Our Strategy

We may be unable to identify or acquire additional technologies or products to diversify our product offering which could reduce our ability to generate revenues.

One of our goals is to become a leading provider of niche electronic products. We expect to avoid reliance upon any one given product through acquisition and/or development of additional technologies and products. However, we may be unable to identify or acquire technologies or products. In that case, we may have to rely upon our own resources to develop such technologies and products internally. We may not have sufficient resources to do this. In addition, acquisitions involve a number of special risks, such as diversion of management's attention and financing issues, which may have a negative impact on operations and financial performance.

We may not be able to efficiently integrate any acquired technologies, products or businesses which may require additional time by senior management and disrupt our current business.

We will actively look to acquire technologies, products and other businesses to complement our operations. There can be no assurance that we will be able to integrate the operations of any other business successfully. Acquisitions we do undertake will subject us to a number of risks, including the following:

     . inability to institute the necessary systems and procedures, such as accounting and financial reporting systems;
     .    assumption of debt;

     . issuance of additional common stock, thereby diluting current shareholders ownership;
     .    reallocation of managements time away from its current activities;

     .    failure to retain key personnel; and
     .    assumption of unanticipated legal liabilities and other problems.

In addition, we may acquire technologies or products that prove incompatible to other products following further development.


Even if we successfully integrate acquired technologies, products or businesses, the additional strain on management and current resources may prevent us from effectively managing the growth.

We seek to become profitable by expanding sales of Orasis(R), the OraLynx(TM) set-top box and any new products that we may develop or acquire. To manage growth, we may be required to:

     . improve existing and implement new operational, production and personnel systems;
     .    hire, train and manage additional qualified personnel; and
     . establish relationships with additional suppliers and strategic partners while maintaining existing relationships.

The existing purchase orders received from international companies subjects us to risks associated with international operation, such as collection of accounts receivable, foreign currency fluctuations and regulatory requirements.

As we begin shipping under the purchase orders and set-top box agreement, we risk exposure to international risks, including:

     . greater difficulty in accounts receivable collection and longer collection periods;
     .    unexpected changes in regulatory requirements;

     .    foreign currency fluctuations;

     .    reduced protection of intellectual property rights;
     .    potentially adverse tax consequences; and
     .    political instability.

At the present time, the Company is only currently operating in one foreign country, Greece. However, as the Company continues to grow and develop, expansion may very well occur in other countries, primarily in Europe.

Risks Related to Development, Production and Marketing of Our Products

The Company has developed two products in five years and the future of the Company will be affected by the success of these products.

From June of 1997 through June of 1999, the Company was principally engaged in research and development activities involving the hand-held computer. Since then, the Company has been working on new technologies, in particular the design and development of the set-top boxes. The Company's products have been sold in limited quantities and there can be no assurance that a significant market will develop for such products in the future. Therefore, the Company's inability to develop, manufacture and market its products on a timely basis may have a material adverse effect on the Company's financial results.

Product development involves substantial expense and resource allocation that may exceed our capabilities.

We incurred substantial expense in developing the Orasis(R) computer. We expect to continue to develop enhancements and accessory equipment to meet customer and market demands. The OraLynx(TM) set-top box is in the final development stage. Although we anticipate further expense associated with the final stage of development, it will not be substantial. However, delays in development arising from insufficient cash or personnel resources will hinder our ability to bring these products to market before competitors introduce comparable products. In that case, we will miss the opportunity to capitalize on the technological advances, which we believe such products may offer.

We depend on outside sources for components and may be harmed by unavailability of components, excessive prices for components or unexpected delays in component deliveries.

The Orasis(R) and OraLynx(TM) set-top box use or will use various component parts, such as PCBs, microchips and fabricated metal parts. We must obtain these components from manufacturers and third-party vendors. While we do not anticipate any possible delays or problems in securing parts, our reliance on those manufacturers and vendors, as well as industry component supply, may create risks including the following:

     .    the possibility of a shortage of components;
     .    increases in component costs;
     .    variable component quality;
     .    reduced control over delivery schedules; and
     .    potential manufacturer/vendor reluctance to extend credit to us.

Additionally, we are currently utilizing the services of a subcontractor for the manufacture of our OraLynx set-top box. If this subcontractor is unable to meet our requests for product, or if there is a shortage of component parts or if the cost of these parts substantially increases, our operations and our success in the marketplace could be materially and adversely affected. The Company has secured alternative subcontractors and vendors, should our current sources be unavailable. However, similar risks are present with these alternative sources.

Errors or defects in our products could result in customer refund or product liability claims causing an impact on market penetration, acceptance of our products, profitability and on the cash flow of the Company.

Because our products are complex, they could contain errors or bugs that can be detected at any point in a product's life cycle. While we continually test our products for errors and will work with customers to identify and correct bugs, errors may be found in the future. Although many of these errors may prove to be immaterial, any of these errors could be significant. Detection of any significant errors may result in:

     .    loss of or delay in market acceptance and sales of our products;
     .    diversion of development resources;
     .    injury to our reputation; or
     .    increased maintenance and warranty costs.

Errors or defects could harm our business and future operating results. With defective products, our market share would be negatively impacted and the Company would lose substantial future revenue. Moreover, because our products will be used in critical computing functions, we may receive significant liability claims if our products do not work properly. Our agreements with customers typically do and will contain provisions intended to limit our exposure to product liability claims. However, these provisions may not preclude all potential claims. Liability claims could require us to spend significant time, money and effort in litigation. They also may result in substantial damage awards. Any such claim, whether or not successful, could materially damage our reputation, cause a strain on our results of operation with the lack of revenue and additional expenses, and burden management resources by focusing efforts on the errors or defects as opposed to product development and growth.

We will be unable to develop, produce and market our products without qualified professionals and seasoned management.

Our success depends in large part on our ability to recruit and retain professionals, key management and operating personnel. We need to complete development of the OraLynx(TM) set-top box, continue to develop and modify the Orasis(R) and coordinate production of Orasis(R) computers and the OraLynx(TM) set-top box. We also need to develop marketing channels to increase market awareness and sales of our products. Qualified professionals, management and operating personnel are essential for these purposes. Such individuals are in great demand and are likely to remain a limited resource in the foreseeable future. Competition for them is intense and turnover is high. If we cannot attract and retain needed personnel, we will not succeed.

We believe that our future success will depend on our ability to retain the services of our executive officers. These officers have developed industry relationships that are critical to our growth and development. They also will be essential in dealing with the significant challenges that we expect will arise from anticipated growth in our operations.

We have an ongoing need to expand management personnel and support staff. The loss of one or more members of management or key employees, or the inability to hire additional personnel as needed, could have a material adverse effect on our operations.

Risks Related to Competition within Our Industry


Competition in our industry is intense and we may not be able to compete successfully due to our limited resources.

Our industry is highly competitive and dominated by competitors with substantial resources. Continuous improvement in product pricing and performance is the key to future success. At all levels of competition, pricing has become very aggressive. We expect pricing pressure to continue to be intense. Many of our competitors are larger and have significantly greater financial, technical, marketing and manufacturing resources. They also have broader product lines, greater brand name recognition and larger existing customer bases. As a result, our competitors may be better able to finance acquisitions or internal growth or respond to technological changes or customer needs.

Current and potential competitors also have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address customer needs. There can be no assurance that we will be able to compete successfully in developing, manufacturing or marketing our products. An inability to do so would adversely affect our business, financial condition and market price of our shares.

Our industry is subject to rapid technological change and we may not be able to keep up.

Rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles and changes in customer demands and evolving industry standards, characterize the computer industry. Our products could become obsolete if products based on new technologies are introduced or if new industry standards emerge.

Computer equipment is inherently complex. As a result, we cannot accurately estimate the life cycles of our products. New products and product enhancements can require long development and testing periods, which requires retention of increasingly scarce technically competent personnel. Significant delays in new product releases or significant problems in installing or implementing new products can seriously damage our business. In the past, we have experienced delays in scheduled product introductions and cannot be certain that we will avoid similar delays in the future. We must produce products that are technologically advanced and comparable to and competitive with those made by others. Otherwise, our products may become obsolete or we will fail to achieve market acceptance.

Our future success depends on our ability to enhance existing products, develop and introduce new products, satisfy customer requirements and achieve market acceptance. We cannot be certain that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner.

We may sell fewer products if other vendors' products are no longer compatible with ours or other vendors bundle their products with those of our competitors and sell them at lower prices.

Our ability to sell our products depends in part on the compatibility of our products with other vendors' software and hardware products. For example, Orasis(R) will not sell if it cannot run software, or access resources such as Internet or telephone services provided by others. The same is true for the set-top box. Other vendors may change their products so that they will no longer be compatible with our products. These vendors also may decide to bundle their products with products of our competitors for promotional purposes and to discount the sales price of the bundled products. If this were to occur, our business and future operating results could suffer.

We have limited intellectual property protection and our competitors may be able to appropriate our technology or assert infringement claims.

Our products are differentiated from those of our competitors by our internally developed technology that is incorporated into our products. If we fail to protect our intellectual property, others may appropriate our technology and sell products with features similar to ours. This could reduce demand for our products. We rely on a combination of trade secrets, copyright and trademark laws, non-disclosure and other contractual provisions with employees and third parties, and technical measures to protect our proprietary rights in our products. There can be no assurance that these protections will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to ours.

We believe that our products do not infringe upon the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against us in the future or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim. In addition, any such claim may require us to commit substantial time and effort, and to incur substantial litigation expenses, and may subject us to significant liabilities that could have a material adverse effect on our financial condition and results of operations.

Our business and operations may be affected by government regulations.

Our products may be subject to various federal, state and other government regulations. For example, we are required to obtain CE approval and certification for the set-top box under the set-top box agreement. If we do not receive such approval and certification within thirty days of application, production will be postponed. In addition, if we do not receive such approval and certification within sixty days of application, the buyer may terminate the agreement. The Company may terminate the agreement if permits to install fiber optic and other infrastructure equipment are not issued to the buyer. Even if such permits are issued, delays in issuance will delay set-top box orders and shipments. Consequently, government regulations may interfere with our business plans and could have an adverse effect on our ability to develop and market our products.


                           FORWARD LOOKING STATEMENTS

         This prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement that is not a statement of historical fact constitutes a forward-looking statement. You can identify these statements by forward-looking words such as "may", "will", "intend", "believe", "anticipate", "estimate", "expect", "project" and similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operation and of our financial condition or state other forward looking information. This prospectus also includes third party estimates regarding the size and growth of markets and mobile computer equipment usage in general.

         You should not place undue reliance on these forward-looking statements. The sections captioned "Risk Factors" and "The Company" as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from our expectations.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward looking statements after the date of this prospectus or to conform these statements to actual results or to changes in our expectations, except with respect to material developments related to previously disclosed information.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these reports, proxy statements and other information at the SEC's public reference room at 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. Copies of such materials can be obtained from the public reference room at prescribed rates. You can obtain information regarding operation of the public reference room by calling the SEC at 1-800-SEC-0330. Such material can also be inspected and printed from the SEC's Internet site located at http://www.sec.gov.
                               ------------------

                                 USE OF PROCEEDS

         All net proceeds from the sale of the common stock covered by this prospectus will be received by the selling shareholders. We will not receive any proceeds from the sale of the common stock by the selling shareholder other than from the possible exercise of warrants to purchase 700,000 shares of common stock at $1.3064 per share. Any proceeds received from the exercise of warrants will be used for general corporate purposes.




                           RECENTLY ISSUED SECURITIES

On September 28, 2001 the Company entered into a $10 million Securities Purchase Agreement with Crescent International Ltd., an institutional investor. Under the Securities Purchase Agreement, the Company issued a Convertible Note for $2.5 million. Although the Company had the option to issue further convertible notes to Crescent subject to certain conditions precedent, such option expired on February 1, 2002 and no additional notes were issued. In addition, the Company issued warrants exercisable to purchase 700,000 shares of common stock at a price of $1.3064 per share for a five-year term. The Securities Purchase Agreement further permits the Company to sell up to $7.5 million of common stock to Crescent over a 24-month period. Additionally, the Company has agreed with Crescent not to exercise any drawdowns against its common stock purchase agreement with Techrich International Ltd., which expired on January 28, 2002.

         The Securities Purchase Agreement permits the Company to sell to Crescent and requires Crescent to purchase from the Company, at the Company's sole discretion, common stock of the Company for up to $7.5 million over a 24-month period. Individual sales are limited to $1.5 million, or a higher amount if agreed to by the Company and Crescent, and each sale is subject to our satisfaction of the following conditions precedent (none of which are within the control of Crescent): (1) the Company's representations and warranties must be true and complete, (2) the Company must have one or more then currently effective registration statements covering the resale by Crescent of all shares issued in prior sales to Crescent and issuable upon the conversion of the Convertible Note, (3) there must be no dispute as to the adequacy of disclosures made in any such registration statement, (4) such registration statements must not be subject to any stop order, suspension or withdrawal, (5) the Company must have performed its covenants and obligations under the Securities Purchase Agreement, (6) no statute, rule, regulation, executive order, decree, ruling or injunction may have been enacted, entered, promulgated or adopted by any court of governmental authority that would prohibit the Company's performance under the Securities Purchase Agreement, (7) the company's common stock must not have been delisted from its principal trading market and there must be no trading suspension of its common stock in effect, and (8) the issuance of the designated number of shares of common stock with respect to the applicable sale must not violate the shareholder approval requirements of the Company's principal trading market. The aggregate amount of all sale shares and convertible notes issued cannot exceed $10 million. The amount of the sale is limited to twice the average of the bid price multiplied by the trading volume during the 22 trading day period immediately preceding the date of sale. When the total amount of securities issued to Crescent equals or exceeds $5 million, the Company shall issue to Crescent a subsequent incentive warrant exercisable to purchase 400,000 shares of common stock at a price equal to the bid price on the date of the transaction.

Convertible Note Issued to Crescent International

         On October 2, 2001, in accordance with the Securities Purchase Agreement, the Company issued a Convertible Note to Crescent in the amount of $2,500,000, due September 28, 2004. The Company is not required to pay interest on the Note unless the Company fails for a period of 10 trading days to issue shares upon conversion or pay the remaining principal of the Note upon maturity or redemption. If the Company fails to issue shares or pay the remaining principal upon maturity or redemption, interest shall be payable at a fixed rate of 8% per annum, payable in quarterly installments, on the outstanding principal balance immediately prior to the date of conversion, until the Note is fully converted or redeemed.

The Company retains the right to redeem the Convertible Note upon 30 days notice at a price of 110% during the first year of its issuance, 120% during the second year and 130% thereafter. Additionally, the Company can require the conversion of the note into shares of our common stock if we satisfy each of the following requirements:

     . The shares of our common stock issuable upon conversion of the Convertible Note may be sold by Crescent without registration and without any time, volume or manner limitations pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act of 1933;
     . The bid price for each of the 22 trading days immediately preceding the date of notice of a required conversion is delivered by the Company to Crescent is at least $1.881 (190% of Bid Price on Subscription Date);
     . Unless otherwise agreed to in writing by Crescent, the number of shares of our common stock issuable upon such required conversion of the Convertible Note is less than twice the average of the daily trading volume during the 22 trading day period immediately preceding the date of notice of a required conversion is delivered by the Company to Crescent;
     . At least 22 trading days have elapsed since a conversion date relating to a prior conversion required by the Company or Crescent; and
     . No shares are subject to any shareholder agreements, lock-up provisions or restrictions on transfer of any kind whatsoever.

The holder of the Note may convert the Note in whole or in part to common stock of the Company at any time at the lower of $1.1561 or the average of the lowest three consecutive bid prices during the 22 days preceding the date of conversion. The conversion price and the number of note conversion shares is subject to certain standard anti-dilution adjustments including reclassification, consolidation, merger or mandatory share exchange; subdivision or combination of shares; stock dividends; and the issuance of additional capital shares by us at prices less than the conversion price.

We have the right to reject any conversion if the average bid price of our common stock during the seven trading days preceding the delivery date of Crescent's conversion notice is less than $0.75 per share. This right expires 120 days after it is first exercised by us. Based upon this provision, the maximum number of shares of our common stock that we may be required to issue upon the conversion of the Convertible Note would be 3,333,333 shares assuming the conversion price is $0.75 per share.

In furtherance of this transaction, the Company entered into a registration rights agreement, whereby it is required to file a registration statement, of which this prospectus is a part, on behalf of Crescent with respect to the note conversion shares and warrant shares issuable pursuant to the warrants issued to Crescent. Similar registration statements are to be filed for each subsequent sale of securities to Crescent. The failure of the Company to obtain the effectiveness of its registration statements as required under the registration rights agreement may subject it to certain financial penalties.

Securities issuable to Crescent International

Under the Securities Purchase Agreement with Crescent International Ltd., we can obtain, subject to applicable fees and expenses and the terms and conditions of the agreement, an additional $7.5 million by selling shares of our common stock to Crescent at various points in time, beginning 22 days after the registration statement of which this prospectus is a part becomes effective. Additionally, Crescent had the right to assign its obligation to purchase shares of our common stock to affiliates of Crescent; however, Crescent has informed us that it has no current or future plans to assign its obligations.

Specifically, with regard to the sale of shares of our common stock to Crescent, we can from time to time at our option and subject to the limitations described in this prospectus, issue and sell shares of our common stock with an aggregate purchase price of up to twice the average daily trading value during the 22 trading day period immediately preceding the date of the notice by us requiring Crescent to purchase, but no more than $1.5 million at one time. The purchase price is determined by taking the lower of $1.1561 and 92% of the average of the lowest three consecutive bid prices during the 22 trading day period immediately preceding the applicable sale date.

Under the agreement we are required to register the shares issuable to Crescent through the registration statement of which this prospectus is a part and subsequent registration statements.

Warrants Issued to Crescent International

                  Incentive Warrant

In further consideration for Crescent entering into the Securities Purchase Agreement, the Company issued an Incentive Warrant to Crescent exercisable to purchase 700,000 shares of common stock at a price of $1.3064 per share. The Incentive Warrant is exercisable for a five-year period commencing September 28, 2001, and provides for adjustment in the price and number of warrant shares:

     . If the Company, at any time while the Incentive Warrant is unexpired and not exercised in full, consummates a reclassification, consolidation, merger or mandatory share exchange, sale, transfer or lease of substantially all of the assets of the Company;
     . If the Company, at any time while the Incentive Warrant is unexpired and not exercised in full, shall subdivide its common stock, combine its common stock, pay a dividend in its capital shares, or make any other distribution of its capital shares; and
     . If the Company, at any time while the Incentive Warrant is unexpired and not exercised in full, makes a distribution of its assets or evidences of indebtedness to the holders of its capital shares as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of the Company's assets, or any spin-off of any of the Company's lines of business, divisions or subsidiaries.

Upon each adjustment of the exercise price, the number of shares of our common stock issuable in connection with the Incentive Warrant at the option of Crescent shall be calculated, to the nerarest one hundredth of a whole share, multiplying the number of shares of our common stock issuable prior to an adjustment by a fraction:

     . The numerator of which shall be the exercise price before any adjustment; and
     . The denominator of which shall be the exercise price after such adjustment.

In addition, Crescent may not exercise its warrant if, at the time of exercise, the number of shares that it would receive, together with all other shares of the Company's common stock which it beneficially owns, would result in Crescent owning more than 9.9% of the Company's common stock as would be outstanding on the exercise date.

                  Protective Warrant

In further consideration for Crescent entering into the Securities Purchase Agreement, if the Company elects to exercise its right with respect to any subsequent sale to require Crescent to purchase shares of our common stock that have not been previously registered and are not covered by an effective registration statement, then on each closing date related to each subsequent sale, the Company shall issue to Crescent a Protective Warrant with an exercise price of $0.01 per share of common stock, for the purchase of such number of shares which shall be determined by subtracting (x) the investment amount with respect to the applicable subsequent sale divided by the purchase price on the sale date from (y) the investment amount with respect to the applicable subsequent sale divided by the purchase price on the effective date applicable to the sale date.

Liquidated Damages

Pursuant to our registration rights agreement with Crescent, we are required to pay Crescent liquidated damages if we fail to obtain the effectiveness of any registration statement, including any future registration statement, required under our registration rights agreement, or to maintain its effectiveness for the period required under our registration rights agreement. If we fail to obtain the effectiveness of any registration statement for which effectiveness is required under our registration rights agreement, we are required under the registration rights agreement to pay to Crescent an amount equal to 2% of the aggregate purchase price paid by Crescent for securities that are registered for resale, or required to be registered for resale, by Crescent as described in this prospectus, for each calendar month and for each portion of a calendar month, pro rata, during the period from the effective date of the applicable registration statement to the effective date of the applicable deficit shares registration statement.

We will also be liable for liquidated damages similarly computed if we fail to keep any required registration statement effective for a period of time ending 180 days after the termination of Crescent's obligation to purchase shares of our common stock, plus one day for each day that we have failed to obtain or maintain effectiveness of the registration statement.

Right of First Refusal

Crescent has been granted a right of first refusal for any or all shares in a proposed sale by us of our securities in a private placement transaction exempt from registration under the Securities Act of 1933, as amended, until 60 days after the date the Securities Purchase Agreement between Crescent and us is terminated. Such right of first refusal shall be held open to Crescent for five trading days from the date of the proposed offer to sell the securities.

10% Limitation With Respect to Crescent

Under the terms of our Securities Purchase Agreement with Crescent, the number of shares to be purchased by Crescent or to be obtained upon exercise of warrants or conversion of the Convertible Note held by Crescent cannot exceed the number of shares that, when combined with all other shares of common stock and securities then owned by Crescent, would result in Crescent owning more than 9.9% of our outstanding common stock at any given point of time.

The following table is for illustrative purposes only and sets forth the number of shares of our common stock issuable to Crescent assuming Crescent were to purchase the maximum amount of securities allowable under the Securities Purchase Agreement at the prices stated below. Such number of shares is, however, subject to the 9.9% limitation whereby Crescent may not own more than 9.9% of the Company's common stock as would be outstanding on any given date.

                    Purchase               Number                    %
                      Price              of Shares              of shares (e)
                  ------------           ---------              -------------

                  $0.8800 (a)            11,363,636                15.1%

                   0.6600 (b)            15,151,515                19.1%

                   0.4400 (c)            22,727,273                26.2%

                   0.2200 (d)            45,454,545                41.5%

      (a) Represents bid price at close of business on February 5, 2002.
      (b) Represents a 25% decrease from the bid price at close of business on February 5, 2002.
      (c) Represents a 50% decrease from the bid price at close of business on February 5, 2002.
      (d) Represents a 75% decrease from the bid price at close of business on February 5, 2002.
      (e) Securities purchase agreement limits Crescent's ownership to 9.9% of outstanding shares.


                MARKET PRICE OF COMMON STOCK AND DIVIDEND POLICY

         Our shares trade on the over-the-counter electronic bulletin board operated by the NASD. The following table shows the range of representative bid prices for our shares. The prices represent quotations between dealers and do not include retail mark-up, markdown, or commission, and do not necessarily represent actual transactions. The number of stockholders on record as of December 31, 2001 is approximately 20,000. Some of the stockholders on record are brokerage firms that hold shares in the "street name". Therefore, we believe the total number of stockholders may be greater than 20,000.


                                 1998                       1999                    2000                      2001
                          High           Low        High           Low       High          Low         High          Low
                          ----           ---        ----           ---       ----          ---         ----          ---
First Quarter             $1.625        $1.016     $1.219        $0.453    $12.3750      $0.2660      $2.8125      $1.0625
Second Quarter             1.391         0.875      0.938         0.391      6.2190       2.7500       1.9900       1.1250
Third Quarter              2.031         0.875      0.750         0.266      6.5625       3.2344       1.9700       0.9000
Fourth Quarter             0.906         0.500      0.703         0.219      4.3125       0.7812       1.5500       0.6600


         The closing bid price of a share on February 5, 2002 was $0.88. We have never paid dividends and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain earnings, if any, for product development, production and marketing, strategic acquisitions and for general working capital requirements.

                         SELECTED FINANCIAL INFORMATION
                      (In thousands, except per share data)

           The following table summarizes the consolidated financial data for our business. You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our Consolidated Financial Statements and accompanying Notes beginning on page F-1 of this prospectus.


                                                                                                      Nine months
                                                         Year Ended December 31,                  ended September 30,
                                                         -----------------------                  -------------------
                                            (amounts in thousands, except per share amounts)          (unaudited)
                                          1996        1997       1998      1999         2000        2001          2000
                                          ----        ----       ----      ----         ----        ----          ----
                                                                                                 RESTATED      RESTATED
                                                                                                 --------      --------
INCOME STATEMENT DATA:
Revenues                               $    94     $  2,730    $ 5,368    $  2,279   $    860    $  1,249      $    361
Cost of Sales                              279        4,345      5,758       4,834      2,876       1,014           441
                                        ------     --------    -------    --------   --------    --------      --------
Gross Profit (Loss)                       (185)      (1,615)      (390)     (2,555)    (2,016)        235           (80)
Net Loss before extraordinary item      (1,397)      (3,988)    (6,132)     (9,306)    (7,515)     (5,491)       (3,433)
Extraordinary Item                      38,065           -         -           -           -           -             -
Net Income (Loss)                       36,669       (3,988)    (6,132)     (9,306)    (7,515)     (5,491)       (3,433)


EARNINGS PER COMMON SHARE:
Loss Before Extraordinary Item           (0.06)       (0.13)     (0.16)      (0.20)     (0.13)      (0.09)        (0.06)
Extraordinary Item                        1.58           -         -           -           -           -             -
Net Income (Loss)                         1.52        (0.13)     (0.16)      (0.20)     (0.13)      (0.09)        (0.06)


                                                            As of December 31,                           As of September 30,
                                                            ------------------                           -------------------
                                                          (amounts in thousands)                             (unaudited)
BALANCE SHEET DATA:                         1996        1997         1998        1999         2000         2001        2000
                                            ----        ----         ----        ----         ----         ----        ----
Total Assets                                3,402       7,269        6,719       3,372       11,161        8,836      11,806
Long Term Debt                                 43         346          303         185          102           51         149
Working Capital (Deficit)                   3,020       4,427          261        (917)       3,015          537       4,013
Stockholders Equity                         3,093       5,676        2,885         552       10,521        8,025      11,105

(1) Income (Loss) per common share is calculated based on the weighted average number of shares for the respective period.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Results of Operations - Nine months ended September 30, 2001 Compared to Nine months ended September 30, 2000


Revenue for the Company increased from approximately $361,000 in the first nine months of 2000 to $1,249,000 in the first nine months of 2001. Revenues in the first nine months of 2001 consisted of $1,170,000 of consulting fees from the Company's design engineering subsidiary and $79,000 from the sale of the Orasis(R) hand-held computer and accessories. Revenues in the first nine months of 2000 were comprised of $327,000 of consulting fees and $34,000 from the sale of the Orasis(R) hand-held computer and accessories. Consulting fees are generated by the Company's subsidiary, Advanced Digital Designs, Inc. ("ADD") and for 2001 are for the full nine months, whereas consulting fees for 2000 are only included for one and one-half months, since the date of acquisition of August 18, 2000. Cost of revenues increased to $1,014,000 in the first nine months of 2001 from $441,000 for the nine months ended September 30, 2000. Revenues and cost of revenues for the nine months ended September 30, 2001 include the operations of the Company's design engineering subsidiary for the entire nine-month period, whereas in 2000, the revenues and cost of revenues are included from August 28, 2000 (the date of acquisition) through September 30, 2000. Therefore, gross profit margins are not comparable for the period.

Selling, general and administrative expenses increased to approximately $4,157,000 for the nine months ended September 30, 2001 as compared to $2,870,000 for 2000. Selling, general and administrative expenses during the nine months ended September 30, 2000 consisted of professional fees and financial services expenses related to the private placement, common stock purchase agreement and the costs associated with exercising the drawdown. For the nine months ended September 30, 2001, these costs were partially offset by the amortization of goodwill in connection with the acquisition of Advanced Digital Designs, Inc. for the full nine-month period, increases in expenses for the design engineering operations, expenses associated with the issuance of common stock pursuant to a personal guarantee, expenses associated with the establishment and operations of the Greek branch office and expenses pertaining to the Suncoast Automation subsidiary.

Research and development costs increased to approximately $1,760,000 for the first nine months of 2001 as compared to $473,000 for the first nine months of 2000. Research and development costs primarily consist of costs related to the development of the set-top box, with a small portion related to the further development of the Orasis(R).


Interest expense decreased to approximately $17,000 for the nine months ended September 30, 2001 from $64,000 for the nine months ended September 30, 2000. Interest expense is primarily related to certain capital leases on various equipment.

Net loss


The consolidated loss after income tax was approximately ($5,491,000) or ($0.09) per share for the nine months ended September 30, 2001. The consolidated loss after income tax for the nine months ended September 30, 2000 was ($3,433,000) or ($0.06) per share. The loss for 2001 was primarily attributed to the amortization of goodwill associated with the acquisition of Advanced Digital Designs, Inc., research and development costs regarding the set-top box and selling, general and administrative expenses. Loss per common share is calculated based on the monthly weighted average number of shares outstanding which were 62,849,497 for the nine-month period ended September 30, 2001 and 57,725,768 for the nine-month period ended September 30, 2000.

Balance Sheet

Total assets for the Company were approximately $8,836,000 at September 30, 2001, a decrease of approximately $2,325,000 from December 31, 2000. The decrease was primarily attributable to the net cash used in operations of approximately $2,540,000, the purchase of approximately $256,000 of equipment, payment of capital leases of $61,000, offset by the proceeds from the issuance of shares under the Techrich common stock purchase agreement and proceeds from the exercise of stock warrants and options of $181,000.

Results of Operations - Year ended December 31, 2000 compared to December 31,
1999


Revenue for the Company decreased from approximately $2,279,000 in 1999 to $860,000 in 2000. The revenue decreased as a result of the Company shifting away from contract manufacturing and focusing its efforts on the development of the set-top box. Revenue for 2000 was also aided by the design services and consulting of the Company's subsidiary, Advanced Digital Designs ("ADD"). Gross revenue from ADD from the date of acquisition of August 18, 2000, amount to approximately $985,000. Gross profit margins are not comparable for the period due to the fluctuations in revenue. The gross profit margin for both years were effected by the write down of obsolete inventory. For the year ended December 31, 2000 the write down of obsolete invenory and the reserve for potential obsolete Orasis(R) inventory amounted to $1,950,000 as compared to the writeoff of obsolete inventory in the year ended December 31, 1999 of $1,793,000.

Selling, general and administrative expenses decreased to approximately $4,043,000 for 2000 as compared to $4,173,000 for 1999. The increase in professional fees and financial service expenses related to the private placement, common stock purchase agreement and cost associated with exercising the drawdown were offset by staff reductions and other cost cutting measures implemented by management.

Research and Development costs increased to approximately $1,472,000 for 2000 as compared to $510,000 for 1999. Research and Development in 2000 consisted of costs associated with the development of the OraLynx(TM) set-top box, whereas in 1999, these costs were for the continued development of the Orasis(R).


Interest expense decreased to approximately $68,000 for the year ended December 31, 2000 from $2,099,000 for the year ended December 31, 1999. Interest expense in 1999 was mainly a result of the financing activities associated with the conversion of debt to common stock as well as the issuance of warrants associated with the debt.

Results of Operations - Year ended December 31, 1999 compared to December 31,
1998

Revenue decreased from approximately $5,368,000 in 1998 to approximately $2,279,000 in 1999. The decrease is a direct result of management's change in corporate strategy moving away from contract manufacturing and towards new product design and development. Gross profits are not comparable between 1999 and 1998 due to the decrease in revenue and the write down of inventory of approximately $1,793,000.

Selling, general and administrative expenses increased in 1999 to approximately $4,173,000 from $3,273,000 in 1998. The increase was due to the increase in professional and consulting fees associated with capital raising efforts, the impairment of goodwill and costs associated with the reduction of overhead and staffing.

Research and Development expenses decreased from approximately $1,576,000 in 1998 to approximately $510,000 in 1999. During 1998, substantially all the efforts were for the development of the Orasis. During 1999, the Orasis was in production and only minor modification and development work was necessary.

Interest expense increased from $968,000 in 1998 to approximately $2,099,000 in 1999. The increase in interest expense is directly related to the financial constraints on the Company during 1999. Interest expense in 1999 was mainly the result of the financing activities associated with the conversion of debt to common stock as well as the issuance of warrants associated with the debt.

Liquidity and Capital Resources


The Company has incurred a net operating loss in each year since its founding and as of September 30, 2001 has an accumulated deficit of approximately $51,833,000. The Company expects to incur operating losses over the near term. The Company's ability to achieve profitability will depend on many factors including the Company's ability to manufacture and market commercially acceptable products including its set-top box. There can be no assurance that the Company will ever achieve a profitable level of operations or if profitability is achieved, that it can be sustained.

For the nine months ended September 30, 2001 the Company used $2,540,000 of cash in operating activities, used $256,000 in investing activities and generated $420,000 of cash from financing activities that produced a decrease in cash of $2,376,000 for the nine months. The net loss of $5,491,000 was partially offset by the non-cash items of depreciation and amortization and the issuance of common stock pursuant to a personal guarantee. Investing activities consisted of the purchase of equipment, which is primarily leasehold improvements in the establishment of the Company's sales and marketing branch office in Greece. Investing activities consisted primarily of the drawdown against the equity line and the exercise of warrants and stock options. As of September 30, 2001 the Company had a current asset to current liabilities ratio of 1.7 as compared to a ratio of 6.6 at December 31, 2000. The Condensed Consolidated Statements of Cash Flows, included in this report, detail the other sources and uses of cash and cash equivalents.

In the second quarter of 2000, the Company entered into a common stock purchase agreement, escrow agreement and registration rights agreement with Techrich International Ltd. These agreements provide a $100,000,000 equity line of credit for use by the Company at its discretion. During the third and fourth quarters of 2000, the Company received $7,000,000 from the equity line in exchange for the issuance of 2,136,616 of common stock. In the third quarter of 2001, the Company received an additional $300,000 from the equity line in exchange for 258,968 shares of common stock.

On September 28, 2001 the Company entered into a $10 million Securities Purchase Agreement with Crescent International Ltd., an institutional investor. Under the Securities Purchase Agreement, the Company issued a Convertible Note for $2.5 million. Although the Company had the option to issue further convertible notes to Crescent subject to certain conditions precedent, such option expired on February 1, 2002 and no additional notes were issued. In addition, the Company issued warrants exercisable to purchase 700,000 shares of common stock at a price of $1.3064 per share for a five-year term. The Stock Purchase Agreement further permits the Company to sell to Crescent up to $7.5 million in common stock of the Company over a 24-month period. Additionally, the Company agreed not to exercise any drawdowns against its existing common stock purchase agreement with Techrich International Ltd., which expired on January 28, 2002.

The Securities Purchase Agreement permits the Company to sell to Crescent and requires Crescent to purchase from the Company, at the Company's sole discretion, common stock of the Company for up to $7.5 million over a 24-month period. Individual sales are limited to $1.5 million, or a higher amount if agreed to by the Company and Crescent, and each sale is subject to our satisfaction of the following conditions precedent (none of which are within the control of Crescent): (1) the Company's representations and warranties must be true and complete, (2) the Company must have one or more then currently effective registration statements covering the resale by Crescent of all shares issued in prior sales to Crescent and issuable upon the conversion of the Convertible Note, (3) there must be no dispute as to the adequacy of disclosures made in any such registration statement, (4) such registration statements must not be subject to any stop order, suspension or withdrawal, (5) the Company must have performed its covenants and obligations under the Securities Purchase Agreement, (6) no statute, rule, regulation, executive order, decree, ruling or injunction may have been enacted, entered, promulgated or adopted by any court of governmental authority that would prohibit the Company's performance under the Securities Purchase Agreement, (7) the company's common stock must not have been delisted from its principal trading market and there must be no trading suspension of its common stock in effect, and (8) the issuance of the designated number of shares of common stock with respect to the applicable sale must not violate the shareholder approval requirements of the Company's principal trading market. The aggregate amount of all sale shares and convertible notes issued cannot exceed $10 million. The amount of the sale is limited to twice the average of the bid price multiplied by the trading volume during the 22 trading day period immediately preceding the date of sale. When the total amount of securities issued to Crescent equals or exceeds $5 million, then the Company shall issue to Crescent a subsequent incentive warrant exercisable to purchase 400,000 shares of common stock at a price equal to the bid price on the date the incentive warrant is issued.


The Company expects to rely on the above financing arrangements in order to continue its development of products and to continue its ongoing operations in the short-term. The long-term cash needs of the Company will be dependent on the successful development of the Company's products and their success in the market place. At the current rate, the Company is not able to internally generate sufficient funds and will be required to rely on outside sources for continued funding, until such time as the Company's operations generate a profit and cash is generated from operations. The Company has historically issued and may continue, if the circumstances warrant, to issue common stock to vendors and suppliers in lieu of cash for products and services provided to the Company.

                                    BUSINESS

Overview

Dauphin Technology, Inc. ("Dauphin" or the "Company") and its subsidiaries design, manufacture and market mobile hand-held, pen-based computers, as well as other electronic devices for home and business use and performs design services, process methodology consulting and intellectual property development, out of its three locations in northern Illinois. The Company, an Illinois corporation, was formed on June 6, 1988 and became a public entity in 1991. The Company employs approximately 35 people consisting of engineering, sales and marketing, administrative, and other personnel. The Company's stock is traded on the over-the-counter market electronic bulletin board operated by NASD, under the symbol DNTK.

In 1993 and 1994 the Company encountered severe financial problems. On January 3, 1995, the Company filed a petition for relief under Chapter 11 of the Federal Bankruptcy Code in the United States Court for the Northern

District of Illinois, Eastern Division. The Company operated under Chapter 11 until July 23, 1996, when it was discharged as Debtor-in-Possession and bankruptcy proceedings were closed.

Strategic Plan

Before the Company emerged from bankruptcy, the Board of Directors was reconstituted and a new management team was recruited. Individuals with strong engineering and manufacturing backgrounds as well as finance, accounting, sales and marketing skills were hired. The new management formulated a strategic business plan to diversify the Company's operations to eliminate dependence on a single product line or industry.

The plan incorporated an initial focus on the hand-held mobile computer market. In particular, it focused on development of miniaturized mobile computers that would be incorporated in electronic solutions for vertical markets. In addition to mobile computing markets, management is focused on producing and marketing other electronic devices, namely set top boxes, coupled with targeted acquisitions in the technology sector.

As part of management's plan, on June 6, 1997 the Company acquired all of the outstanding shares of stock in R.M. Schultz & Associates, Inc. ("RMS"), an electronic contract-manufacturing firm located in McHenry, Illinois. On August 28, 2000 the Company acquired all of the assets of T & B Design, Inc. (f/k/a Advanced Digital Designs, Inc.) ("ADD"), Advanced Technologies, Inc. ("ATI"), and 937 Plum Grove Road Partnership ("937") pursuant to an Asset Purchase Agreement. ADD and ATI specialize in telecommunications, especially wireless and cable-based product development, as well as multimedia development, including digital video decoding and processing.

Products and Services

Orasis(R) is a hand-held computer developed by the Company with features to meet the expressed desires of many potential customers. The unit was developed with the multi-sector mobile user in mind. As such, it incorporated an upgradable processor, user upgradable memory and hard disc, various modules and mobile devices to satisfy the needs of various industries. Basic unit features are as follows:

..   The unit weight is approximately 3 pounds
..   The battery operating life is from 2 to 8 hours
..   The unit is equipped with 233 MHz Pentium MMX processor, which can be upgraded to 266 MHz Pentium MMX
..   The standard unit is equipped with 64 MEG of memory upgradable to 128 MEG of RAM
..   Standard two type II or a single type III PCMCIA slot
..   2.1 GB expandable to 18 GB hard drive
..   Built in speaker and microphone (including sound blaster for voice recognition and multimedia)
..   Video conferencing port
..   Modular expansion bay with docking connector
..   Electro-magnetic pen, voice activation, and an Infra Red keyboard for data input
..   CDROM drive, floppy drive, DVD drive, credit card readers, smart-card readers, radio modems, wireless receivers, port replicators, USB hubs, audio source I/O, heads-up goggles, GPS module and other attachable devices


Much more flexible and powerful than a Personal Digital Assistant ("PDA"), the Orasis(R) is an MS-DOS/Windows 95/98/2000, Windows NT and Linux compatible machine. Although the basic unit carries a number of advanced features, the most significant advantage of Orasis(R) is its upgradability. The expansion bay allows for the use of CDROM, floppy drive, wireless radio, extended battery pack or any other device through the PCI expansion bus. Orasis(R) does not lock the customer into a single format, but affords a customer complete flexibility and versatility. It is a time, labor, and money-saving device that can be custom-configured with a variety of options to meet the end-user's needs. The Company has not recognized significant sales of the product to date and will adjust its product as the market further develops new technologies.

During the later part of 1999 the Company was engaged in negotiations and eventually on February 17, 2000 signed a contract to develop and produce set-top boxes. In conjunction with continued development of Orasis(R) and the decision to terminate its contract manufacturing, the Company began design and development of such boxes. A set-top box is an electronic device that converts digital signals into a user acceptable format via other electronic devices such as television sets, telephones and computers. The Company is rewriting its marketing and sales plan to incorporate the European contract for its set-top box and to include a strategy for domestic operations for both the Orasis(R) and OraLynx(TM).

 The OraLynx(TM) Broadband set-top box processes high-speed video, provides storage and works with coaxial cable, ADSL and fiber. The OraLynx(TM) set-top box offers considerable advantages for service providers and end users. For service providers, the OraLynx(TM) set-top box enables integration of data, voice, and video over one unified network using one termination device. For end users, the OraLynx(TM) set-top box serves as a simple yet sophisticated gateway and access device that can be controlled with a remote control, keyboard or other mobile handheld device. The OraLynx(TM) set-top box can be networked to PC's, Internet appliances, and more. The OraLynx(TM) can provide direct access to interactive TV, video-on-demand and ATM or IP voiceover phone service. Basic unit features are as follows:

     .   High quality/high speed user interface (2D graphics)
     .   Seamless Video-on-Demand Service
     .   Instant Telephone Access
     .   IP or ATM voiceover
     .   Supports up to 4 telephone lines
     . Supports standard Internet protocols and various Internet connections (xDSL, SONET, ATM25, Ethernet)
     .   Networking and Smart Appliance Interface
     .   Provides wireless or conventional networking

The Company performs design services, process methodology consulting and intellectual property development for a variety of technology companies. The Company's engineers specialize in telecommunications, especially wireless and cable-based product development, as well as multimedia development, including digital video decoding and processing. The Company has received a contract for the production and sale of set-top boxes, but has not yet begun significant production. It has also amended the contract and extended the delivery dates on two occasions.

Markets



Based on the latest statistics, the mobile computing devices market is approximately $110 billion in annual revenue. Sales of laptop and notebook computers represent a large portion of this market. However, the growth rate of hand-held pen-based devices exceeds that of laptops and notebooks. Based on the latest Frost and Sullivan studies, the total pen-tablets market, in which Orasis(R) competes, is several billion dollars and is growing at approximately twenty five percent per year. Dauphin's management estimates that market may be growing even faster than latest predictions.

Unlike several years ago, the pen-based computer market is more defined and is ready for a product such as Orasis(R). The total mobile market includes more than sixty products that fall within the Personal Digital Assistant ("PDA") category of the pen-based market. These devices include electronic organizers, mobile fax machines and electronic notepads. Most of these devices are palm-top size, requiring either pen or keyboard input. In addition to PDA's, there are approximately twenty devices that would qualify as computers or pen tablets. Orasis(R) belongs in the latter category.

Until the introduction of Orasis(R), pen based devices were no match for the laptops. The processor speed, limited expandability and memory limitations of hand-held computers made notebooks and laptops much more popular with the mobile workforce. Orasis(R) bridges the gap between notebook or laptop computers and pen-based computers. Added features and flexibility of the unit may also attract public attention, thereby growing the overall category.

The set-top box market is a relatively new phenomenon. According to the research firm, Strategy Analytics, the worldwide installed base of set-top boxes was a mere 2.2 million in 1998 and was 27.4 million boxes in the year 2000, and is expected to grow by 35% in 2002. Currently with the market in the early developing stages, the "set-top box" has not been perfected. Existing designs do not offer the flexibility or future capacity that Dauphin's customers seek.

Sales and Marketing

During the year 2000, the scope of the marketing effort for set top boxes was somewhat narrow. As a result of the contract with Estel Telecommunications S.A. to supply set-top boxes, the Company has not acted aggressively to market them to other potential buyers. The Company did, however, demonstrate the OraLynx(TM) at the Comdex Fall 2000 show in Las Vegas and as a result generated more than one thousand leads. Without any proactive effort, the Company has numerous ongoing negotiations with companies interested in purchasing the set-top boxes.

Dauphin's design services and process methodology consulting are focused on high technology companies, especially in the telecommunications and multimedia industries. The Company markets these services to customers through advertising, the Company's web site and through direct contact with the customer.

Competition

Many competitors exist in the market segments where Dauphin competes. In the hand held computer market, companies such as Epson, Fujitsu, IBM, and Mitsubishi are market segment leaders. The companies manufacturing set-top boxes are equally as impressive, including Motorola and Scientific Atlanta. However, Dauphin management believes some advantages exist over the competition including flexibility, adaptability and unique solutions driven designs. Most of the Company's competitors are large corporations or conglomerates, which may have greater resources to withstand downturns in the hand-held computer and set-top box markets, invest in new technology and capitalize on growth opportunities. These competitors, like the Company, aggressively seek to improve their yields by way of increased market share and cost reduction.

The Company's design services experience intense competition from a number of companies. Most of these companies are small "boutique" engineering services firms, offering the services of their engineers on a time and material basis. Like the Company, these competitors are aggressively marketing their expertise and past successes.

Customer Dependence

The Company is not dependent on any one customer for the sale of its Orasis(R) or OraLynx(TM). However, one individual design service customer accounted for approximately 53% of total revenues for the year 2000.

Research and Development

Substantially all of the Company's research and development efforts relate to the development of handheld computers and set-top boxes. To compete in the highly competitive hardware markets, the Company must continue to develop technologically advanced products. The Company's total research and development expenditures were approximately $1,427,000, $510,000 and $1,576,000 in 2000, 1999 and 1998, respectively. The Company has retained all rights and intellectual property acquired during the development of their handheld products and peripheral devices, and anticipates protecting all intellectual property developed as a result of work being done on the Company's set-top boxes.

Production

Because the main components of the Company's products are complex, the assembly of the motherboards is outsourced to various subcontractors located in the United States and in Southeast Asia. Additionally, final assembly and the first level of testing is performed by the subcontractors. The Company's proprietary software is loaded by the subcontractor. The Company does final testing and modifications.

Source and Availability of Raw Materials

Component parts are obtained from suppliers around the world. Components used in all designs are state of the art and are Year 2000 compliant. Components such as the latest mobile Intel processors, color video controllers and CACHE memory chips are in high demand and are, thus, available in short supply. However, once production has begun, management does not anticipate delays in the production schedule.

Software Licensing Agreements

The Company is leasing BIOS (basic input/output software) for Orasis(R) from Phoenix Technologies Ltd. ("Phoenix"). Phoenix designs, develops, markets and licenses proprietary software products for original equipment manufacturers and related software for personal computers. A Master License Agreement was signed for the right of distribution of Phoenix software. The Company pays $4 per unit sold for this license.

The Company has entered into a Pen Products Original Equipment Manufacturing Distribution License Agreement and Sub-license Agreement for Dedicated Systems with Annabooks Software LLC ("Annabooks"), the supplier of products offered by Microsoft Corporation ("Microsoft"). Microsoft is the third-party beneficiary under these agreements. Under the terms of these agreements, the Company is authorized to install DOS, Windows 95, 98, 2000 and NT, and Windows for Pen, among others, on the computers it sells. For this right, the Company must pay Annabooks royalties for each unit sold, although quantity discounts are available. The Company pays approximately $78 per license for each computer it sells.

Patents, Copyrights and Trademarks

In view of rapid technological and design changes inherent to the computer industry, the Company does not believe that, in general, patents and/or copyrights are an effective means of protecting its interests. However, due to the unique configuration of the Orasis(R), the Company did patent its mechanical design and processor upgradability concepts. It also expects to patent its set-top box design following development. The Company also attempts to maintain its proprietary rights by trade secret protection and by the use of non-disclosure agreements. It is possible that the Company's products could be duplicated by competitors and duplication and sale could therefore adversely affect the Company. However, management believes that the time spent by competitors engineering the product would be too long for the rapidly changing computer industry. In 1997 the Company applied for and received a trademark on the name "Orasis."

                             DESCRIPTION OF PROPERTY

         Our executive offices consist of 7,300 square feet of office space located at 800 E. Northwest Hwy, Suite 950, Palatine, Illinois 60067. We pay approximately $10,000 per month to rent the facilities. In December 1998, in conjunction with upgrading the facilities, we signed a five-year lease extension. The lease called for increased rent, but provided for reconstruction of facilities to better suit our needs. We believe the space will be adequate for the foreseeable future. In addition, the Company operates a branch office consisting of 2,800 square feet at II Merarchias 2 Street and Aki Miaouli, 185 35, Piraeus, Greece. The lease is for 2 years and the monthly rent is $2,800.

         RMS facilities are located at 1809 South Route 31, McHenry, Illinois 60050. RMS occupies 53,000 square feet of space, of which 7,000 square feet is for office space and 5,000 square feet is surface mount portion of production. The lease has a five-year term starting on June 6, 1997 with an optional extension for an additional five years. The rent is approximately $16,000 per month.

         ADD facilities are located at 937 N. Plum Grove Road, Schaumburg, Illinois 60173. The approximately 5,500 square feet of office space is owned by the Company.

         Suncoast Automation, Inc. facilities are located at 150 Dunbar Avenue, Oldsmar, Florida 34677. Suncoast occupies 3,000 square feet of space of which 1,500 square feet is for office space and 1,500 square feet is warehouse. The current lease expires in July 2002 and is renewable for three years. The rent is approximately $1,800 per month. The Company believes the space will be adequate for the foreseeable future.

                                   MANAGEMENT

Directors and Executive Officers

         The following table sets forth the name, age and position, present principal occupation and employment history for the past five years for each of our directors and executive officers, as of October 31, 2001.

                  Name                  Age               Present Office
                  ----                  ---               --------------
         Andrew J. Kandalepas           49           Chairman of the Board of Directors
                                                     Chief Executive Officer

         Christopher L. Geier           39           Executive Vice President

         Harry L. Lukens, Jr.           51           Vice President, Chief Financial Officer
                                                     and Assistant Secretary

         Jeffrey L. Goldberg            48           Secretary, Director

         Gary E. Soiney                 60           Director

         Mary Ellen W. Conti, MD        56           Director

         Mr. Kandalepas joined Dauphin as Chairman of the Board in February 1995. He was named CEO and President of Dauphin in November of 1995. In addition, Mr. Kandalepas is the founder and President of CADserv, engineering services firm. Mr. Kandalepas graduated from DeVry Institute in 1974 with a Bachelor's Degree in Electronics Engineering Technology. He then served as a product engineer at GTE for two years. Mr. Kandalepas left GTE to serve ten years as a supervisor of PCB design for Motorola prior to founding CADserv in 1986.

         Mr. Geier is Executive Vice President reporting directly to Dauphin's CEO. Mr. Geier leads Dauphin's overall organization, including its subsidiaries. Prior to joining Dauphin, Mr. Geier founded and managed several multimillion-dollar private corporations, as well as a $100 million region of a large retail distribution company. Mr. Geier earned an MBA from the University of Chicago Graduate School of Business and a Bachelor of Arts in Criminal Justice/Pre Law from Washington State University.

         Mr. Lukens was appointed Chief Financial Officer in May 2000 and named Assistant Secretary in March 2001. From 1998 until his appointment, he served as a personal asset manager for an individual investor. From 1993 until 1998, Mr. Lukens was Vice President, Treasurer and Chief Financial Officer of Deublin Company, a privately owned international manufacturer. From 1972 until 1993, he was with Grant Thornton LLP, serving as a partner from 1986 until 1993.

         Mr. Goldberg has served as Secretary and a Director since June of 1995. He is also a member of the Audit Committee. Mr. Goldberg is a principal with Essex LLC., a financial planning firm and is currently Chief Executive Officer and Chairman of the Board of Stamford International, a Canadian company. He is a former principal at FERS Personal Financial LLC, an accounting and financial planning firm. Mr. Goldberg formerly served as the President of Financial Consulting Group, LTD., a lawyer at the Chicago law firm of Goldberg and Goodman, and prior to that, was a tax senior with Arthur Andersen LLP. He is an attorney, CPA and certified financial planner.

         Mr. Soiney has served as a Director since November of 1995. He is also a member of the Audit Committee. Mr. Soiney graduated from the University of Wisconsin in Milwaukee with a degree in Business Administration. He is currently a 75% owner in Pension Design & Services, Inc., a Wisconsin corporation, which performs administrative services for qualified pension plans to business primarily in the Mid-West.

         Dr. Conti was appointed to the Board of Directors and to the Audit Committee in September, 2000. Dr. Conti is a Radiation Oncologist and owns and operates four Radiation Therapy Clinics in the St. Louis, MO. area. She has practiced in the medical field since 1974 and has been a member of the Planning and Budget Committee of Memorial Hospital in Belleville, Illinois. Dr. Conti currently serves as a member of the Board of Directors of Creighton University, FirstStar Bank Health Care Board, Association of Freestanding Radiation Oncology Centers and the Accreditation Association for Ambulatory Health Care.

         All directors and executive officers are elected annually and hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified.

Involvement in Certain Legal Proceedings

         There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any director or executive officer during the past five years.

Involvement by Management in Public Companies

         None of our directors or executive officers are directors of any other public companies.

Indemnification of Directors and Officers

         We have adopted a by-law provision which stipulates that we shall indemnify any director or executive officer who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, investigative or administrative, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with such action, suit or proceeding, if he/she acted in good faith and in a manner he/she reasonably believed to be in, or not opposed to, our best interest, had no reasonable cause to believe his/her conduct was unlawful; provided, however, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his/her duty to the company, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. These indemnification provisions are not expected to alter the liability of directors and executive officers under federal securities laws.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth in the format required by applicable regulations of the Securities and Exchange Commission the compensation for Executive Officers of the Company who served in such capacities as of December 31, 2000.

                                         SUMMARY COMPENSATION TABLE

-------------------------------------------------------------------------------------------------------------------------
                                FISCAL                                           LONG-TERM                 ALL OTHER
                                YEAR          ANNUAL COMPENSATION             COMPENSATION (1)           COMPENSATION
                                ENDED                                                                         (2)
    NAME AND TITLE              DEC. 31


                                          ------------------------------------------------------------
                                               SALARY       BONUS           AWARDS        PAYOUTS

                                                                       -------------------------------
                                                                         SECURITIES      LONG-TERM
                                                                         UNDERLYING      INCENTIVE
                                                                         OPTIONS (#)        PLAN
                                                                                         PAYOUTS($)
-------------------------------------------------------------------------------------------------------------------------
Andrew J. Kandalepas            2000         $195,000        $50,000              -0-           -0-             $5,000
Chairman, CEO and               1999           84,000             -0-             -0-           -0-              5,000
President                       1998           84,000             -0-             -0-           -0-              5,000


Christopher L. Geier (3)        2000         $185,000             -0-             -0-           -0-                 -0-
Executive Vice-President        1999           65,585             -0-             -0-           -0-                 -0-


Harry L. Lukens, Jr.(4)         2000          106,000             -0-             -0-           -0-                 -0-
Chief Financial
Officer, Assistant
Secretary

-------------------------------------------------------------------------------------------------------------------------

     (1) The Company presently has no long-term compensation arrangements and had no such plans during fiscal years 1998 through 2000.

     (2) The amounts disclosed in this column consist of Company discretionary contributions to the Company's 401(k) Plan and insurance premiums paid by the Company. The Company made no discretionary contributions to the 410(k) Plan in fiscal years 1998 through 2000.

     (3) Mr. Geier commenced employment in March 1999 and therefore, the compensation shown for him for 1999 is for the period from March 1999 through December 1999.

     (4) Mr. Lukens commenced employment in May 2000 and therefore, the compensation shown for him for 2000 is for the period from May 2000 through December 2000.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         CADserv, an engineering services company based in Schaumburg, Illinois, controlled by Andrew J. Kandalepas, Chief Executive Officer and a major shareholder, has contributed to the design, packaging and manufacturing of the Orasis(R). The Company paid $140,192 in 1998 for such services. The Company has resumed using CADserv to assist in the design of the set-top box in 2001. The Company paid $72,879 through September 30, 2001 for these services.

         In 1999 the Company borrowed $286,000 from related affiliates, including two members of the Board of Directors. The loans accrued interest at 1% per month until maturity. The loans and interest were repaid in March and April, 2000.

         RMS facilities are leased from Enclave Corporation, a company that is owned by the former President of RMS. The Company paid $179,468 of rent and $30,206 of real estate taxes for the property lease in 2000 and $179,684 of rent and $24,150 of real estate taxes for 1999. The Company has paid $139,747 of rent and $32,378 of real estate taxes for the nine months ended September 30, 2001.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth as of September 30, 2001, the number and percentage of outstanding shares of the Company's common stock beneficially owned by (i) each Executive Officer and Director, (ii) all Executive Officers and Directors as a group, (iii) all persons known by the Company to own beneficially more than 5% of the Company's common stock. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.


                                                                       Amount and Nature         Percent of
                                                                       of Beneficial             Shares of
Name                                Title                              Ownership                 Common Stock
--------------------------------------------------------------------------------------------------------------
Andrew J. Kandalepas                Chairman, Chief
                                    Executive Officer
                                    & President                           4,511,837 (1)               7.0%

Harry L. Lukens, Jr.                Chief Financial
                                    Officer, Asst. Secretary                480,000 (2)                  *

Jeffrey L. Goldberg                 Secretary, Director                      80,000 (3)                  *

Christopher L. Geier                Executive Vice-
                                    President                             1,000,000 (4)               1.5%

Gary E. Soiney                      Director                                 80,000 (5)                  *

Mary Ellen Conti, M.D.              Director                                154,700 (6)                  *

Crescent International, Ltd.                                              4,000,000 (7)               5.9%
                                                                       ------------               -------

Executive Officers, Directors and 5%
    Beneficial Owners as a group (7 persons)                             10,306,537 (8)              15.1%
                                                                       ============               =======

_____________________
*       Less than 1%

(1) Includes options to purchase 1,150,000 shares under options immediately exercisable.
(2) Includes options to purchase 480,000 shares under options immediately exercisable.
(3) Includes options to purchase 80,000 shares under options immediately exercisable.
(4) Includes options to purchase 1,000,000 shares under options immediately exercisable.
(5) Includes options to purchase 80,000 shares under options immediately exercisable.
(6) Includes options to purchase 40,000 shares under options immediately exercisable.

(7) Assumes exercise of all shares being registered under the Convertible Note and Incentive Warrant.
(8) Includes options to purchase 2,840,000 shares under options immediately exercisable.


                          DESCRIPTION OF CAPITAL STOCK

       Our authorized capital stock consists of 100,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.01 par value preferred stock. As of December 31, 2001 there were 64,032,213 shares of common stock outstanding and beneficially owned by approximately 20,000 beneficial shareholders, and no shares of preferred stock were outstanding. The following summary is qualified in its entirety by reference to our certificate of incorporation, which is available upon request.

Common Stock

       The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. In the event of a liquidation, dissolution or winding up of the company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no right to convert their common stock into any other securities and have no cumulative voting rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

       The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. We have no present plans to issue preferred stock. However, the issuance of any such preferred stock could affect the rights of the holders of common stock and reduce the value of the common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party, thereby preserving control of the company by present owners.

Warrants and Options


       As of December 31, 2001 warrants to purchase 8,498,744 shares of common stock were issued and outstanding in the hands of approximately 60 investors. These warrants are convertible at any time. The strike prices of these warrants range from $0.20 to $5.481. The warrants expire between three and five years from the date of issuance. The warrants include a change of form provision in them so that if a change in the form of the common stock occurs due to stock splits, stock dividends, or mergers, the holders are entitled to receive a pro-rata increase of shares at a discounted price. However, the holders of the warrants do not have any voting rights and are not entitled to receive any cash or property dividends declared by the Board of Directors until they convert the warrants into common shares. At the time such warrants are exercised, the common shareholders' ownership percentage of the Company will be diluted. In December 2000, the Company re-priced approximately 3,012,000 warrants it had previously issued to outside consultants. The warrants were originally issued with an exercise price ranging from $10.00 to $5.00, and were re-priced with exercise prices ranging from $5.00 to $2.00 per share. The re-pricing created a charge to earnings of approximately $234,000.

       As of December 31, 2001 there are a total of 5,348,896 options issued and outstanding in the hands of more than thirty employees and former employees. These options are exercisable at any time into the Company's $0.001 par value common stock. The per share strike prices of these options range from $0.50 to $3.875. These options expire three years from the date of issuance. At the time such options are exercised, the common shareholders ownership percentage of the Company will be diluted.

Transfer Agent and Registrar

       Our transfer agent and registrar is American Stock Transfer and Trust Company, 6201 15/th/ Avenue, Brooklyn, New York 11219 (212) 936-5100.

                              PLAN OF DISTRIBUTION


       We are registering 4,000,000 shares of common stock on behalf of Crescent International Ltd. The shares are shares that may be acquired by it through the exercise of warrants and the conversion of a convertible note.

       The selling shareholder may sell its shares from time to time at prices and at terms prevailing at the time of sale. The selling shareholders may exercise its 700,000 warrants from time to time prior to expiration. As of February 5, 2002, we would have received $914,480 from the exercise of such warrants if all are exercised prior to expiration. We will receive none of the proceeds of any subsequent sale of shares issued under the warrants or conversion of the Convertible Note.

       Crescent International Ltd. is contractually restricted from engaging in short sales of our common stock and has informed us that it does not intend to engage in short sales or other stabilization activities.

       Sales may be made on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. The selling shareholder will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by the selling shareholder that there are no existing arrangements between the selling shareholder and any other person, broker, dealer, underwriter or agent relating to the sale or distribution of shares of common stock which may be sold by selling shareholder through this prospectus. The Selling shareholder may be deemed an underwriter in connection with resales of their shares.

       The common shares may be sold in one or more of the following manners:

       . a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

       .  purchases by a broker or dealer for its account under this prospectus;

       . ordinary brokerage transactions and transactions in which the broker solicits purchases; or

       .  privately negotiated transactions.

       In effecting sales, brokers or dealers engaged by the selling shareholder may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares. Brokers or dealers may receive commissions, discounts or other concessions from the selling shareholder in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from the selling shareholder (and, if they act as agent for the purchaser of such common shares, from such purchaser).

       Broker-dealers may agree with the selling shareholder to sell a specified number of common shares at a stipulated price per share, and, to the extent a broker dealer is unable to do so acting as agent, to purchase as principal any unsold common shares at a price required to fulfill the broker-dealer commitment to the selling shareholder. Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common shares commissions computed as described above. Brokers or dealers who acquire common shares as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the common shares.

       In addition, any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part.

       The selling shareholder will pay all commissions and its own expenses, if any, associated with the sale of their common shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.

                               SELLING SHAREHOLDER


       The following table provides certain information with respect to the common stock beneficially owned by Crescent International Ltd., who is classified as a selling shareholder and is entitled to use this prospectus. The information in the table is as of the date of this prospectus. Although the selling shareholder has not advised us of its intent to sell shares pursuant to this registration and after conversion of the note to shares, it may choose to sell all or a portion of the shares from time to time in the over-the-counter market or otherwise at prices and terms then prevailing or at prices related to the current market price, or negotiated transactions. The selling shareholder is not nor has been an affiliate of the Company or holds more than 5% of the outstanding shares.


                                                                                Beneficially
                                                       Beneficially Owned       Owned         Registered Shares
                                   Shares Beneficially Shares to be             Shares        Benefically Owned
                                   Owned               Registered               to be Sold    After Registration
Name                               Number     %        Number          %        Number        Number           %
----                               ------     -        ------          -        ------        ------           -
Crescent International Ltd.        0          0.0%     4,000,000       6.4%     0             4,000,000        6.4%


       We completed a securities purchase agreement for $10 million with Crescent International Ltd., ("Crescent") an investment company managed by Greenlight (Switzerland) SA. The initial funding was a $2.5 million Convertible Note and warrants exercisable to purchase 700,000 shares of common stock at a price of $1.3064 per share for a five-year term. The Convertible Note is convertible into common stock at the lower of (i)$1.1561, which represents 110% of the average of the Bid Prices during the ten Trading Days prior to September 28, 2001 and (ii)the average of the lowest three consecutive Bid prices during the 22-day period immediately preceding the conversion date. If converted as of February 5, 2002, such shares would convert into 2,742,131 of common stock assuming a conversion price of $0.9117 per share.

       The Company and Crescent International Ltd. had signed a Stock Purchase Agreement on May 28, 1999. Under that agreement, the Company sold to Crescent 1,398,951 shares of common stock for $598,050 and issued warrants to purchase 750,000 shares of common stock at a price of $.6435 per share. Crescent exercised their warrants during 2000. By July 31, 2001, Crescent had sold all of its shares of the Company in the over-the- counter market or through negotiated transactions.

       Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, we believe each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.


       Except as previously discussed, the selling shareholder has not held any positions or offices or had material relationships with us or any of our affiliates within the past three years. We may amend or supplement this prospectus from time to time to update the disclosure.

                                  LEGAL MATTERS

       Certain legal matters with respect to the validity of the shares being registered have been passed upon for the company by Rieck and Crotty, P.C., 55 West Monroe Street, Suite 3390, Chicago, Illinois 60603.

                                     EXPERTS

       The audited consolidated financial statements as of and for the two years ended December 31, 2000, which are included in this prospectus and appear in the registration statement have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon which appears elsewhere in the prospectus and in the registration statement, and is included in reliance upon the authority of such firm as experts in accounting and auditing.

       The consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1998 included in this prospectus and elsewhere in this registration statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in note 2 to the consolidated financial statements.

                     DAUPHIN TECHNOLOGY, INC. AND SUBSIDIARY
                     ---------------------------------------

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Unaudited Condensed Consolidated Financial Statements:
     CONDENSED CONSOLIDATED BALANCE SHEETS--SEPTEMBER 30, 2001 AND
       DECEMBER 31, 2000 ..........................................................  F-2
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE
         NINE MONTHS AND THREE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000 ...........  F-3
     CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
         FOR THE YEAR ENDED DECEMBER 31, 2000 AND NINE MONTHS ENDED
         SEPTEMBER 30, 2001
         DECMEBER 31, 2000 ........................................................  F-4
     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
         NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000 ............................  F-5
     NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS .........................  F-6

Audited Consolidated Financial Statements:
      Report of Independent Certified Public Accountants ..........................  F-11
      Report of Independent Public Accountants ....................................  F-12
      CONSOLIDATED BALANCE SHEETS--DECEMBER 31, 2000 AND 1999 .....................  F-13
      CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
       ENDED DECEMBER 31, 2000, 1999 AND 1998 .....................................  F-14
      CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
       FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000 .......................  F-15
      CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
       YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998 ...............................  F-16
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ..................................  F-17

                            Dauphin Technology, Inc.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    September 30, 2001 and December 31, 2000
                                   (Unaudited)
 -------------------------------------------------------------------------------

                                                                            September 30, 2001      December 31, 2000
                                                                            ------------------      -----------------
                                                                                   RESTATED              RESTATED
                                                                                   --------              --------
CURRENT ASSETS:
   Cash                                                                          $     307,847           $  2,683,480
   Accounts receivable-
    Trade, net of allowance for bad debt of $50,621 at September 30,
       2001 and December 31, 2000                                                      265,229                321,377
    Employee receivables                                                                18,248                 21,590
   Inventory, net of reserve for obsolescence of $2,491,216 at
       September 30, 2001 and December 31, 2000                                        634,400                505,749
   Prepaid expenses                                                                     71,024                 20,794
                                                                                 -------------           ------------

                  Total current assets                                               1,296,748              3,552,990

INVESTMENT IN RELATED PARTY                                                            290,000                290,000

PROPERTY AND EQUIPMENT, net of accumulated depreciation of
    $1,451,225 at September 30, 2001 and $1,127,040 at December 31, 2000             2,203,821              1,477,787

ESCROW DEPOSIT                                                                         462,998                752,500
INSTALLATION CONTRACTS                                                                 320,000                      -
GOODWILL, net of accumulated amortization of $1,237,500 at
    September 30, 2001 and $412,500 at December 31, 2000                             4,262,500              5,087,500
                                                                                 -------------           ------------

                  Total assets                                                   $   8,836,067           $ 11,160,777
                                                                                 =============           ============

CURRENT LIABILITIES:
   Accounts payable                                                              $     521,203           $    290,474
   Accrued expenses                                                                     86,962                 80,433
   Current portion of long-term debt                                                   104,298                113,629
   Customer Deposits                                                                    47,741                 53,244
                                                                                 -------------           ------------

                  Total current liabilities                                            760,204                537,780

LONG-TERM DEBT                                                                          50,611                102,133
                                                                                 -------------           ------------
                  Total liabilities                                                    810,815                639,913
COMMITMENTS AND CONTINGENCIES                                                                -                      -
SHAREHOLDERS' EQUITY:
   Preferred stock, $0.01 par value, 10,000,000 shares authorized but
     unissued                                                                                -                      -
   Common stock, $0.001 par value, 100,000,000 shares authorized;
     64,032,213 and 61,652,069 issued and outstanding at September
     30, 2001 and at December 31, 2000                                                  64,033                 61,653
   Warrants                                                                          3,381,474              3,321,810
   Paid-in capital                                                                  56,412,591             53,479,116
   Accumulated deficit                                                             (51,832,846)           (46,341,715)
                                                                                 -------------           ------------

                  Total shareholders' equity                                         8,025,252             10,520,864
                                                                                 -------------           ------------
                   Total liabilities and shareholders' equity                    $   8,836,067           $ 11,160,777
                                                                                 =============           ============

        The accompanying notes are an integral part of these statements.

                            Dauphin Technology, Inc.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         Nine months and three months ended September 30, 2001 and 2000
                                   (Unaudited)
--------------------------------------------------------------------------------


                                                                  Nine Months                       Three Months
                                                              Ended September 30,                Ended September 30,
                                                              -------------------                -------------------

                                                              2001              2000             2001              2000
                                                     -------------     -------------    -------------     -------------
                                                       RESTATED           RESTATED
                                                       --------           --------
NET REVENUE                                          $   1,248,785     $     361,016     $    421,544      $    344,975

COST OF REVENUE                                          1,014,207           440,639          370,807           317,228
                                                     -------------     -------------    -------------     -------------
           Gross Profit (Loss)                             234,578           (79,623)          50,737            27,747

SELLING, GENERAL AND
     ADMINISTRATIVE EXPENSE                              4,157,042         2,870,164        1,026,432         1,009,115

RESEARCH AND DEVELOPMENT
     EXPENSE                                             1,760,140           473,113          519,244           222,255
                                                     -------------     -------------    -------------     -------------
         Loss from Operations                           (5,682,604)       (3,422,900)      (1,494,939)       (1,203,623)

INTEREST EXPENSE                                            16,744            63,583            4,964             9,381

INTEREST INCOME                                            208,217            53,025           94,524            39,215
                                                     -------------     -------------    -------------     -------------

           Loss before Income Taxes                     (5,491,131)       (3,433,458)      (1,405,379)       (1,173,789)

INCOME TAXES                                                     -                 -                -                 -
                                                     -------------     -------------    -------------     -------------

              NET LOSS                               $  (5,491,131)    $  (3,433,458)    $ (1,405,379)     $ (1,173,789)
                                                     =============     =============    =============     =============

BASIC AND DILUTED LOSS PER SHARE                     $       (0.09)    $       (0.06)    $      (0.02)     $      (0.02)
                                                     =============     =============    =============     =============

WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES OUTSTANDING                          62,849,497        57,725,768       63,819,568        59,166,582
                                                     =============     =============    =============     =============

        The accompanying notes are an integral part of these statements.

                            Dauphin Technology, Inc.
            CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
     Year ended December 31, 2000 and nine months ended September 30, 2001
                                   (Unaudited)

                                                       Common Stock         Paid-in                    Treasury Stock
                                                       ------------                                    --------------
                                                    Shares      Amount      Capital     Warrants     Shares       Amount
                                                    ------      ------      -------     --------     ------       ------
BALANCE, December 31, 1999                        51,671,582  $   51,671  $38,089,320  $ 1,238,089           -  $        -

Issuance of common stock in connection with:
    Private placement                              4,654,613       4,656    6,377,639      419,556           -           -
    Stock purchase agreement                       2,136,616       2,137    5,854,991    1,142,872           -           -
    Warrant exercise                               1,999,602       1,999    1,234,715     (620,641)          -           -
    Consulting fees                                  500,000         500      312,000    1,103,669           -           -
    Employee stock compensation                            -           -       70,622            -           -           -
    Settlement of trade payables                     480,000         480      299,520            -           -           -
    Stock options exercised                            2,000           2          998            -           -           -
    Vendor payments                                  207,656         208      739,311       38,265           -           -
Net loss                                                   -           -            -            -           -           -
                                                 -----------  ----------  -----------  -----------  ----------  ----------
BALANCE, December 31, 2000, restated              61,652,069      61,653   53,479,116    3,321,810           -
                                                                                                                         -
Issuance of common stock in connection with:
    Warrant exercise                                 285,000         285      242,025      (65,010)          -           -
    Stock options exercised                            8,000           8        3,992            -           -           -
    Vendor payments                                   30,000          30       40,770      105,573           -           -
    Stock purchase agreement                         258,968         259      280,640       19,101           -           -
    Acquisition of business                          766,058         766    1,125,339            -           -           -
    Personal Guarantee                             1,032,118       1,032    1,240,709            -           -           -
Net loss                                                   -           -            -            -           -           -
                                                 -----------  ----------  -----------  -----------  ----------  ----------
BALANCE September 30, 2001, restated              64,032,213  $   64,033  $56,412,591  $ 3,381,474           -
                                                 ===========  ==========  ===========  ===========  ==========  ==========

                                                 Accumulated
                                                   Deficit       Total
                                                   -------       -----
BALANCE, December 31, 1999                       $(38,826,736) $   552,344

Issuance of common stock in connection with:
    Private placement                                       -    7,301,851
    Stock purchase agreement                                -    7,000,000
    Warrant exercise                                        -      616,073
    Consulting fees                                         -    1,416,169
    Employee stock compensation                             -       70,622
    Settlement of trade payables                            -      300,000
    Stock options exercised                                 -        1,000
    Vendor payments                                         -      777,784
Net loss                                           (7,514,979)  (7,514,979)
                                                 ------------  -----------
BALANCE, December 31, 2000, restated              (46,341,715)  10,520,864

Issuance of common stock in connection with:
    Warrant exercise                                        -      177,300
    Stock options exercised                                 -        4,000
    Vendor payments                                         -      146,373
    Stock purchase agreement                                -      300,000
    Acquisition of business                                 -    1,126,105
    Personal Guarantee                                      -    1,241,741
Net loss                                           (5,491,131)  (5,491,131)
                                                 ------------  -----------
BALANCE September 30, 2001, restated             $(51,832,846) $ 8,025,252
                                                 ============  ===========

        The accompanying notes are an integral part of these statements.

                            Dauphin Technology, Inc.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Nine months ended September 30, 2001 and 2000
                                   (Unaudited)
 -------------------------------------------------------------------------------


                                                                         2001                  2000
                                                                     ------------          ------------
                                                                       RESTATED              RESTATED
                                                                     ------------          ------------
CASH FLOWS FROM OPERATING ACTIVITIES -
      Net loss                                                       $ (5,491,131)         $ (3,433,458)
      Non-cash items included in net loss:
       Depreciation and amortization                                      324,185               304,848
       Amortization of goodwill                                           825,000               137,500
       Warrants issued in lieu of consulting fees                         105,573               556,542
       Common stock issued to vendors                                      40,800                     -
       Common stock issued pursuant to personal guarantee               1,241,741                     -
       Employee stock compensation                                              -                70,622
       Settlement of trade payables                                             -              (431,776)
      Changes in:
        Accounts receivable - trade                                        70,817              (337,657)
        Accounts receivable from employees                                  3,342                  (560)
        Inventory                                                         (15,597)             (286,063)
        Prepaid expenses                                                  (25,904)                4,628
        Escrow deposits                                                   289,502                     -
        Accounts payable                                                   90,615            (1,144,124)
        Accrued expenses                                                    6,529                47,024
        Customer deposits                                                  (5,503)               49,644
                                                                     ------------          ------------

      Net cash used in operating activities                            (2,540,031)           (4,462,830)

CASH FLOWS FROM INVESTING ACTIVITIES -
      Acquisition of business                                                   -            (6,025,000)
      Purchase of equipment                                              (256,049)               (2,195)
                                                                     ------------          ------------

      Net cash used in investing activities                              (256,049)           (6,027,195)

CASH FLOWS FROM FINANCING ACTIVITIES -
      Proceeds from issuance of shares                                    300,000            12,200,671
      Proceeds from exercise of warrants and options                      181,300               858,307
      Repayment of long-term leases and other obligations                 (60,853)              (53,127)
      (Decrease) increase in short-term borrowing                               -              (286,000)
                                                                     ------------          ------------

      Net cash provided by financing activities                           420,447            12,719,851
                                                                     ------------          ------------

      Net (decrease) increase in cash                                  (2,375,633)            2,229,826

CASH BEGINNING OF PERIOD                                                2,683,480                31,087
                                                                     ------------          ------------

CASH END OF PERIOD                                                   $    307,847          $  2,260,913
                                                                     ============          ============

SUPPLEMENTAL CASH FLOW INFORMATION:
      Interest paid                                                  $     11,780          $     54,202
NON-CASH TRANSACTIONS:
      Common stock issued in connection with:
          Acquisition of business                                    $  1,126,105          $          -
          Settlement of customer deposits and payables                          -               300,000

        The accompanying notes are an integral part of these statements.

                            Dauphin Technology, Inc.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)

1.   DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
     -------------------------------------------------

Description of Business

Dauphin Technology, Inc. ("Dauphin" or the "Company") and its subsidiaries design, manufacture and market mobile hand-held, pen-based computers, broadband set-top boxes, as well as other electronic devices for home and business use; provide private, interactive cable systems to the extended stay hospitality industry; and perform design services, process methodology consulting and intellectual property development, out of three locations in northern Illinois, one in central Florida and its branch office in Piraeus, Greece. The Company, an Illinois corporation, was formed on June 6, 1988 and became a public entity in 1991.

Basis of Presentation

The consolidated financial statements include the accounts of Dauphin and its wholly owned subsidiaries, R.M. Schultz & Associates, Inc. ("RMS"), Advanced Digital Designs, Inc ("ADD") and Suncoast Automation, Inc. ("Suncoast"). All significant intercompany transactions and balances have been eliminated in consolidation.

2.   SUMMARY OF MAJOR ACCOUNTING POLICIES
     ------------------------------------

Earnings (Loss) Per Common Share

Basic earnings per common share are calculated on income available to common stockholders divided by the weighted-average number of shares outstanding during the period, which were 62,849,497 for the nine-month period September 30, 2001 and 57,725,768 for the nine-month period September 30, 2000. Diluted earnings per common share are adjusted for the assumed conversion exercise of stock options and warrants unless such adjustment would have an anti-dilutive effect. Approximately 12.5 million additional shares would be outstanding if all warrants and all stock options were exercised as of September 30, 2001.

Unaudited Financial Statements

The accompanying statements are unaudited, but have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of results have been included. The interim financial statements contained herein do not include all of the footnotes and other information required by accounting principles generally accepted in the United States of America for complete financial statements as provided at year-end. For further information, refer to the consolidated financial statements and footnotes thereto included in the registrant's annual report on Form 10-K for the year ended December 31, 2000.

The reader is reminded that the results of operations for the interim period are not necessarily indicative of the results for the complete year.

Use of Estimates

The presentation of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent

                            Dauphin Technology, Inc.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                   (Unaudited)

2.   SUMMARY OF MAJOR ACCOUNTING POLICIES - Continued
     ------------------------------------------------

Use of Estimates - continued

assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Restatement of prior period

Selling, general and administrative expenses, interest expense, net loss and per share amounts have been adjusted from previously reported amounts to offset certain beneficial interest expense against additional paid in capital rather than interest expense amounting to $3,367,738 ($0.06 per share) for the nine-months ended September 30, 2000.

3.   RISKS AND UNCERTAINTIES
     -----------------------

The Company has incurred a net operating loss in each year since its founding and as of September 30, 2001 has an accumulated deficit of $51,832,846. The Company expects to incur operating losses over the near term. The Company's ability to achieve profitability will depend on many factors including the Company's ability to design and develop and market commercially acceptable products, including its set-top box. Financial success will also depend on amending contract terms to result in net revenue in excess of costs of manufacture and selling, general and administrative costs. There can be no assurance that the Company will ever achieve a profitable level of operations or if profitability is achieved, that it can be sustained.

4.   BUSINESS SEGMENTS
     -----------------

The Company has two reportable segments: Dauphin Technology, Inc., Suncoast Automation, Inc. and RMS (Dauphin); and Advanced Digital Designs, Inc. (ADD). Dauphin is involved in design, manufacturing and distribution of hand-held pen-based computer systems and accessories and smartbox set-top boxes and providing private, interactive cable systems to the hospitality industry. ADD performs design services, process methodology consulting and intellectual property development.


                                                                   September 30, 2001    September 30, 2000
                                                                   ------------------    ------------------
Revenue
      Dauphin                                                            $     79,074          $     33,952
      ADD                                                                   1,981,399               327,064
      Inter-company elimination                                              (811,688)                    -
                                                                         ------------          ------------
                          Total                                          $  1,248,785          $    361,016
                                                                         ============          ============

Operating (Loss)
      Dauphin                                                            $ (5,531,043)         $ (3,449,945)
      ADD                                                                    (151,561)               27,045
      Inter-company elimination                                                     -                     -
                                                                         ------------          ------------
                          Total                                          $ (5,682,604)         $ (3,422,900)
                                                                         ============          ============

                                                                   September 30, 2001     December 31, 2000
                                                                   ------------------     -----------------
Assets
      Dauphin                                                            $ 18,836,002          $ 18,393,220
      ADD                                                                   6,777,942             6,735,372
      Inter-company elimination                                           (16,777,877)          (13,967,815)
                                                                         ------------          ------------
                          Total                                          $  8,836,067          $ 11,160,777
                                                                         ============          ============

                            Dauphin Technology, Inc.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                   (Unaudited)

5.   COMMITMENTS AND CONTINGENCIES
     -----------------------------

The Company is an operating entity and in the normal course of business, from time to time, may be involved in litigation. In management's opinion, any current or pending litigation is not material to the overall financial position of the Company.

6.   SECURITIES PURCHASE AGREEMENT
     -----------------------------

On September 28, 2001 the Company entered into a Securities Purchase Agreement in the amount of $10 million with Crescent International Ltd., an investment company managed by GreenLight (Switzerland) SA. The initial funding consisted of a $2.5 million Convertible Note with the option to issue further Convertible Notes. In addition, the Company is required to issue warrants exercisable to purchase 700,000 shares of common stock at a price of $1.3064 per share for a five-year term. The Stock Purchase Agreement further permits Crescent to purchase up to $7.5 million in common stock of the Company over a 24-month period provided the Company achieves certain results prior to February 1, 2002. If the Company fails to achieve these certain results by February 1, 2002, then the amounts Crescent could purchase are affected by certain financial criteria. Additionally, the Company has agreed not to exercise any drawdowns against its existing common stock purchase agreement with Techrich International Ltd.

The Company may elect to issue subsequent convertible notes up to $1.5 million, subject to achieving certain results prior to February 1, 2001, such as the total sales to its current customer, OTE, equaling or exceeding $2.5 million and valid and documented orders from OTE that equal or exceed 75% of the subsequent convertible note. If after February 1, 2002, the Company can sell to Crescent shares of up to $1.5 million per sale, unless otherwise agreed to by the Company and Crescent; provided, however, that the aggregate amount of all shares sold and convertible notes issued cannot exceed $10 million. The amount of the sale is limited to twice the average of the bid price multiplied by the trading volume during the 22 trading day period immediately preceding the date of sale. When the total amount of securities issued to Crescent equals or exceeds $5 million, then the Company shall issue to Crescent a subsequent incentive warrant exercisable to purchase 400,000 shares of common stock at a price equal to the bid price on the date of sale.

7.   EQUITY TRANSACTIONS
     -------------------

2001 Events

On September 13, 2001 the Company filed with the Securities and Exchange Commission a Form S-3 registration statement relating to 6,964,724 shares of common stock. The shares were issued by the Company in respect of the following:
(i) 766,058 shares were issued by the Company in connection with the acquisition of the net assets of Suncoast; (ii) 52,000 shares were issued by the Company as payment for certain advertising and promotional expenses and consulting services; and (iii) 6,146,666 shares issuable by the Company to shareholders upon the exercise by them of issued and outstanding warrants and options. On September 27, 2001, the Securities and Exchange Commission declared the registration statement effective.

On August 14, 2001 the Company issued a drawdown notice in connection with the common stock purchase agreement with Techrich International for $300,000. Upon receipt of the funds, the Company issued 258,968 shares of common stock and warrants to purchase 22,006 shares of common stock at an exercise price of $1.14516.

During the third quarter of 2001, the Company received proceeds in the amount of $75,000 for the exercise of 75,000 warrants.

Effective July 1, 2001, the Company completed the acquisition of substantially all of the assets of Suncoast Automation, Inc., a wholly owned subsidiary of ProtoSource Corporation, pursuant to an Asset Purchase

                            Dauphin Technology, Inc.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                   (Unaudited)

7.   EQUITY TRANSACTIONS - Continued
     -------------------------------

Agreement. The purchase price was 766,058 shares of the Company's common stock valued at $1.1 million based on the closing bid price of $1.47 per share on June 29, 2001.

In April 2001, the Company issued to certain consultants 30,000 shares of common stock and warrants to purchase 70,000 shares of common stock at an exercise price of $1.36 per share, as payment for certain promotional and consulting services. In September 2001, the Company issued additional warrants to purchase 16,666 shares of common stock at an exercise price of $1.395 per share to finalize the arrangement with the consultants.

During the second quarter of 2001, employees exercised 4,000 stock options at a price of $.50 per share.

On April 3, 2001, the Company and Estel Telecommunications S.A. cancelled the performance bond issued on October 26, 2000 and the 1,550,000 shares of restricted stock held by Best S.A. were returned to the Company. In connection with the cancellation of the shares, Best S.A. executed the personal guarantee of Mr. Andrew J. Kandalepas, which he had granted to secure the performance of the Company's obligation to register the 1,550,000 shares issued in connection with the performance bond.

The 1,550,000 shares of common stock held in escrow were returned to the Company and cancelled. However, Best S.A. executed the personal guarantee of the Chairman of the Board and CEO and retained the 1,032,118 shares. On December 20, 2001, the Board of Directors approved the issuance of 1,032,118 shares to the Chairman of the Board and CEO of the Company to replace the shares that Best S.A. retained. As a consequence, the Company amended the second and third quarter financial statements filed on Form 10-Q to reflect the expense associated with the retention of the Chairman's shares . The shares outstanding have been retroactively restated.

During the first quarter of 2001, the Company received proceeds in the amount of $102,300 for the exercise of 210,000 warrants. Additionally, employees exercised 4,000 stock options at a price of $.50 per share.

8.   ACQUISITION
     -----------

On July 1, 2001, the Company acquired substantially all of the assets of Suncoast Automation, Inc. The purchase price was 766,058 shares of the Company's common stock valued at $1,126,105 based on the closing bid price of $1.47 per share on June 29, 2001. The transaction was accounted for under the purchase method of accounting. The purchase price, plus direct costs of the acquisition, was allocated to accounts receivable, inventory, equipment, installation contracts and accounts payable.

9.   SUBSEQUENT EVENTS
     -----------------

On October 2, 2001, in accordance with the Securities Purchase Agreement, the Company issued a Convertible Note to Crescent in the amount of $2,500,000, due September 28, 2004 and warrants exercisable to purchase 700,000 shares of common stock at a price of $1.3064 per share. The Note is convertible to common stock of the Company at any time at the lower of $1.1561 or the average of the lowest three consecutive bid prices during the 22 days preceding the date of conversion. The Company may redeem the Convertible Note upon 30 days notice at a price of 110% during the first year, 120% during the second year and 130% thereafter. The Company is not required to pay interest on the Note unless the Company fails for a period of 10 trading days to issue shares upon conversion or pay the remaining principal of the Note upon maturity or redemption, in which event interest shall become due at a fixed rate of 8% per annum, payable in quarterly installments, on the outstanding principal balance immediately prior to the date of conversion.

                            Dauphin Technology, Inc.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                   (Unaudited)

10.  RECENT ACCOUNTING PRONOUNCEMENTS
     --------------------------------

On July 20, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No.141 ("SFAS No. 141"), "Business Combinations", and Statement of Financial Accounting Standards No. 142 ("SFAS No. 142"), "Goodwill and Intangible Assets". SFAS No. 141 is effective for all business combinations completed after June 30, 2001. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of such Statement apply to goodwill and other intangible assets acquired between July 1, 2001, and the effective date of SFAS No. 142. Major provisions of these Statements and their effective dates for the Company are as follows:

     1. All business combinations initiated after June 30, 2001 must use the purchase method of accounting. The pooling of interest method of accounting is prohibited except for transactions initiated before July 1, 2001.

     2. Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented, or exchanged, either individually or as part of a related contract, asset, or liability.

     3. Goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001, will not be amortized. Effective January 1, 2002, all previously recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization.

     4. Effective January 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator.

     5. All acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting.

          Goodwill is currently being amortized at approximately $1.1million annually and is projected to have a net carrying value of approximately $2.887 million at the date of adoption of this standard. The Company is currently evaluating the provisions of SFAS No. 142 and has not yet determined the effect that adoption of this standard will have on its financial statements.

11.  RESTATEMENT
     -----------

The financial statements as of and for the year-ended December 31, 2000 have been restated to decrease interest expense and decrease additional paid in capital by $1,302,383 to correctly reflect sales of equity securities in the private placement in the first quarter of 2000 at a discount from the quoted market prices.

               Report of Independent Certified Public Accountants
               --------------------------------------------------

To the Board of Directors and Shareholders of Dauphin Technology, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of DAUPHIN TECHNOLOGY, INC. (an Illinois corporation) and Subsidiaries, as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for the two years ended December 31, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dauphin Technology, Inc. and its Subsidiaries as of December 31, 2000 and 1999 and the consolidated results of their operations and cash flows for the two years ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


                                                GRANT THORNTON LLP


Chicago, Illinois
March 22, 2001, except for note 19, as to which the date is April 3, 2001 and note 20, as to which the date is December 20, 2001

                    Report of Independent Public Accountants
                    ----------------------------------------

To the Board of Directors and Shareholders of Dauphin Technology, Inc. and Subsidiary:

We have audited the accompanying consolidated statements of operations, shareholders' equity and cash flows of DAUPHIN TECHNOLOGY, INC. (an Illinois Corporation) and Subsidiary for the year ended December 31, 1998. These consolidated financial statements of operations, shareholders' equity and cash flows are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements of operations, shareholders' equity and cash flows referred to above present fairly, in all material respects, the results of operations and cash flows for Dauphin Technology, Inc. and Subsidiary for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

The accompanying consolidated statements of operations, shareholders' equity and cash flows have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has insufficient cash on hand to sustain future operations that raises substantial doubt about the entity's ability to continue as a going concern. The Company has received certain funding subject to the terms and conditions outlined in the twentieth paragraph of Note
17. Management's plans in regards to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                               ARTHUR ANDERSEN LLP


Chicago, Illinois
March 31, 1999 (except with respect to the matters discussed in the twentieth paragraph of Note 17, as to which the date is April 15, 1999)

                            Dauphin Technology, Inc.

                           CONSOLIDATED BALANCE SHEETS

                           December 31, 2000 and 1999
--------------------------------------------------------------------------------


                                                                                         2000              1999
                                                                                     ------------       ------------
                                                                                       RESTATED
                                                                                     ------------
CURRENT ASSETS:
   Cash                                                                              $  2,683,480       $     31,087
   Accounts receivable-
    Trade, net of allowance for bad debt of $50,621 and $428,599
       at December 31, 2000 and 1999                                                      321,377            124,844
    Employee receivables                                                                   21,590                118
   Inventory, net of reserves for obsolescence of $2,491,216 and
    $1,945,296 at December 31, 2000 and 1999                                              505,749          1,521,886
   Prepaid expenses                                                                        20,794             38,779
                                                                                     ------------       ------------
          Total current assets                                                          3,552,990          1,716,714

INVESTMENT IN RELATED PARTY                                                               290,000            290,000
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
    $1,127,040 and $712,192 at December 31, 2000 and 1999                               1,477,787          1,365,440
ESCROW DEPOSIT                                                                            752,500                  -
GOODWILL, net of accumulated amortization of $412,500 at
    December 31, 2000                                                                   5,087,500                  -
                                                                                     ------------       ------------
          Total assets                                                               $ 11,160,777       $  3,372,154
                                                                                     ============       ============

CURRENT LIABILITIES
   Accounts payable                                                                  $    290,474       $  1,894,663
   Accrued expenses                                                                        80,433             26,719
   Current portion of long-term debt                                                      113,629            127,249
   Customer deposits                                                                       53,244            300,000
   Short-term borrowings                                                                        -            286,000
                                                                                     ------------       ------------

          Total current liabilities                                                       537,780          2,634,631

LONG-TERM DEBT                                                                            102,133            185,179
                                                                                     ------------       ------------

          Total liabilities                                                               639,913          2,819,810

COMMITMENTS AND CONTINGENCIES                                                                   -                  -
SHAREHOLDERS' EQUITY:
   Preferred stock, $0.01 par value, 10,000,000 shares
     authorized but unissued                                                                    -                  -
   Common stock, $0.001 par value, 100,000,000 shares
     authorized; 61,652,069 shares issued and outstanding at
     December 31, 2000 and 51,671,582 shares issued and
     outstanding at December 31, 1999                                                      61,653             51,671
   Warrants to purchase 8,522,572 and 4,211,958 shares at
     December 31, 2000 and 1999                                                         3,321,810          1,238,089
   Paid-in capital                                                                     53,479,116         38,089,320
   Accumulated deficit                                                                (46,341,715)       (38,826,736)
                                                                                     ------------       ------------
          Total shareholders' equity                                                   10,520,864            552,344
                                                                                     ------------       ------------
          Total liabilities and shareholders' equity                                 $ 11,160,777       $  3,372,154
                                                                                     ============       ============


      The accompanying notes are an integral part of these balance sheets.

                            Dauphin Technology, Inc.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the years ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------


                                                          2000            1999            1998
                                                          ----            ----            ----
                                                        RESTATED
                                                        --------
REVENUES                                              $    859,837    $  2,279,058    $  5,367,514
COST OF REVENUES                                         2,875,627       4,833,601       5,757,889
                                                      ------------    ------------    ------------
        Gross loss                                      (2,015,790)     (2,554,543)       (390,375)

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES             4,042,699       4,173,095       3,273,132

RESEARCH AND DEVELOPMENT EXPENSE                         1,472,093         510,287       1,576,477
                                                      ------------    ------------    ------------
        Loss from operations                            (7,530,582)     (7,237,925)     (5,239,984)
INTEREST EXPENSE                                            67,753       2,099,179         968,414
INTEREST INCOME                                             83,356          30,800          76,841
                                                      ------------    ------------    ------------
        Loss before income taxes                        (7,514,979)     (9,306,304)     (6,131,557)
INCOME TAXES                                                    --              --              --
                                                      ------------    ------------    ------------
        Net loss                                      $ (7,514,979)   $ (9,306,304)   $ (6,131,557)
                                                      ============    ============    ============

LOSS PER SHARE:
                  Basic                               $      (0.13)   $      (0.20)   $      (0.16)
                                                      ============    ============    ============
  Diluted                                             $      (0.13)   $      (0.20)   $      (0.16)
                                                      ============    ============    ============

  Weighted average number of shares of common stock
                  outstanding
           Basic                                        58,711,286      46,200,408      37,287,432
           Diluted                                      58,711,286      46,200,408      37,287,432


        The accompanying notes are an integral part of these statements.

                            Dauphin Technology, Inc.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              For the years ended December 31, 2000, 1999 and 1998
              ----------------------------------------------------


                                                       Common Stock            Paid-in                      Treasury Stock
                                                    Shares       Amount        Capital      Warrants      Shares        Amount
                                                    ------       ------        -------      --------      ------        ------
BALANCE, January 1, 1998                          37,035,673  $     37,036  $ 29,283,136  $          -     (730,577) $   (255,702)
Issuance of common stock in connection with:
    Conversions of debt                            2,705,391         2,705     2,743,811             -      542,272       205,903
    Commissions to placement agent                   172,700           173       178,745             -            -             -
    Purchase of fixed assets                          60,000            60        67,440             -            -             -
Issuance of warrants in connection with
    debt issuance                                          -             -             -        55,181            -             -
Stock bonuses paid                                    26,236            26        70,653             -       50,123        16,493
Net loss                                                   -             -             -             -            -             -
                                                ------------  ------------  ------------  ------------ ------------  ------------
BALANCE, December 31, 1998                        40,000,000  $     40,000  $ 32,343,785  $     55,181     (138,182) $    (33,306)

Issuance of common stock in connection with:
    Conversions of debt                            4,985,358         4,985     3,842,235       287,700      101,673        24,402
    Private placement                              6,003,529         6,004     1,481,167       895,208       14,963         3,591
    Settlement of Trade Payables                     656,322           656       395,243             -        1,546           371
Stock bonuses paid                                    26,373            26        26,890             -       20,000         4,942
Net loss                                                   -             -             -             -            -             -
                                                ------------  ------------  ------------  ------------ ------------  ------------
BALANCE, December 31, 1999                        51,671,582  $     51,671  $ 38,089,320  $  1,238,089            -  $          -

Issuance of common stock in connection with:
    Private placement                              4,654,613         4,656     6,877,639       419,556            -             -
    Stock purchase agreement                       2,136,616         2,137     5,854,991     1,142,872            -             -
    Warrant exercise                               1,999,602         1,999     1,234,715      (620,641)           -             -
    Consulting fees                                  500,000           500       312,000     1,103,669            -             -
    Employee stock compensation                            -             -        70,622             -            -             -
    Settlement of trade payables                     480,000           480       299,520             -            -             -
    Stock options exercised                            2,000             2           998             -            -             -
    Vendor payments                                  207,656           208       739,311        38,265            -             -

Net loss                                                   -             -             -             -            -             -
                                                ------------  ------------  ------------  ------------ ------------  ------------
BALANCE, December 31, 2000, Restated              61,652,069  $     61,653  $ 53,479,116  $  3,321,810            -  $          -
                                                ============  ============  ============  ============ ============  ============

                                                 Accumulated
                                                   Deficit        Total
                                                   -------        -----
BALANCE, January 1, 1998                         $(23,388,875) $  5,675,595
Issuance of common stock in connection with:
    Conversions of debt                                     -     2,952,419
    Commissions to placement agent                          -       178,918
    Purchase of fixed assets                                -        67,500
Issuance of warrants in connection with
    debt issuance                                           -        55,181
Stock bonuses paid                                          -        87,172
Net loss                                           (6,131,557)   (6,131,557)
                                                 ------------  ------------
BALANCE, December 31, 1998                       $(29,520,432) $  2,885,228

Issuance of common stock in connection with:
    Conversions of debt                                     -     4,159,322
    Private placement                                       -     2,385,970
    Settlement of Trade Payables                            -       396,270
Stock bonuses paid                                          -        31,858
Net loss                                           (9,306,304)   (9,306,304)
                                                 ------------  ------------
BALANCE, December 31, 1999                       $(38,826,736) $    552,344

Issuance of common stock in connection with:

    Private placement                                       -     7,301,851
    Stock purchase agreement                                -     7,000,000
    Warrant exercise                                        -       616,073
    Consulting fees                                         -     1,416,169
    Employee stock compensation                             -        70,622
    Settlement of trade payables                            -       300,000
    Stock options exercised                                 -         1,000
    Vendor payments                                         -       777,784

Net loss                                           (7,514,979)   (7,514,979)
                                                 ------------  ------------
BALANCE, December 31, 2000, Restated             $(46,341,715) $ 10,520,864
                                                 ============  ============


        The accompanying notes are an integral part of these statements.

                            Dauphin Technology, Inc.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the years ended December 31, 2000, 1999 and 1998
              ----------------------------------------------------


                                                                                2000            1999            1998
                                                                                ----            ----            ----
                                                                              RESTATED
                                                                              --------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                $ (7,514,979)   $ (9,306,304)   $ (6,131,557)
    Non-cash items included in net loss
       Depreciation and amortization                                             827,348       1,101,616              --
       Inventory reserve                                                         545,920       1,793,296              --
       Bad debt reserve                                                         (377,978)        417,361              --
       Interest expense on convertible debt                                           --       2,062,451         814,882
       Warrants issued in lieu of consulting fees                                680,005              --              --
       Common stock issued to vendors                                          1,052,019              --              --
       Employee stock compensation                                                70,622              --              --
       Settlement of trade payables                                             (436,478)             --              --
       Stock bonus                                                                    --          31,858          87,172
    Changes in-
       Accounts receivable
           - trade                                                               181,445         147,508        (226,892)
           - employee                                                            (21,472)         45,869         (25,792)
       Inventory                                                                 470,217        (361,495)     (1,422,222)
       Prepaid expenses                                                           17,985           7,817          (7,395)
       Escrow deposits                                                          (752,500)             --              --
       Accounts payable                                                       (1,176,470)       (208,909)      1,312,788
       Accrued expenses                                                           53,714        (188,586)        (70,532)
       Customer deposits                                                          53,244              --              --
                                                                            ------------    ------------    ------------
           Net cash used in operating activities                              (6,327,358)     (4,457,518)     (5,351,143)

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property and equipment                                            (2,195)        (25,680)     (1,068,578)
    Acquisition of business                                                   (6,025,000)             --              --
    Investment                                                                        --          10,000        (300,000)
                                                                            ------------    ------------    ------------
           Net cash used in investing activities                              (6,027,195)        (15,680)     (1,368,578)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of shares                                          14,201,671       2,385,970              --
    Proceeds from exercise of warrants                                         1,179,182              --              --
    Issuance of convertible debentures and warrants net
       of financing                                                                   --       1,776,614       2,991,936
    (Decrease) increase in short-term borrowing                                 (286,000)        286,000         162,606
    Repayment of long-term leases and other obligations                          (87,907)             --
                                                                            ------------    ------------    ------------
           Net cash provided by financing activities                          15,006,946       4,448,584       3,154,542
                                                                            ------------    ------------    ------------
                  Net increase (decrease) in cash                              2,652,393         (24,614)     (3,565,179)
CASH, beginning of year                                                           31,087          55,701       3,620,880
                                                                            ------------    ------------    ------------
CASH, end of year                                                           $  2,683,480    $     31,087    $     55,701
                                                                            ============    ============    ============
SUPPLEMENTAL CASH FLOW INFORMATION:
    Interest Paid                                                           $     36,728    $     36,728    $    153,532

                 NONCASH TRANSACTIONS:
   Common stock issued in connection with
      Purchase of fixed assets                                              $         --    $         --    $     67,500
      Settlement of customer deposits and payables                               300,000         396,270              --
      Conversion of debentures                                                        --       4,159,322       2,952,419
      Commissions to placement agent                                                  --              --         178,918


         The accompanying notes are an integral part of these statements

                            Dauphin Technology, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

1.   DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION:

Description of Business

Dauphin Technology, Inc. ("Dauphin" or the "Company") and its Subsidiaries design, manufacture and market mobile hand-held, pen-based computers, broadband set-top boxes, as well as other electronic devices for home and business use and performs design services, process methodology consulting and intellectual property development. Through one of its subsidiaries, the Company marketed its contract manufacturing services through July 1999. The Company, an Illinois corporation, was formed on June 6, 1988 and became a public entity in 1991.

Basis of Presentation

The consolidated financial statements include the accounts of Dauphin and its wholly owned subsidiaries, R.M. Schultz & Associates, Inc. ("RMS") and Advanced Digital Designs, Inc. ("ADD"). All significant inter-company transactions and balances have been eliminated in consolidation.

2.   RISK AND UNCERTAINTIES:

Absence of Operating Profit

The Company has incurred a net operating loss in each year since it's founding and as of December 31, 2000 has an accumulated deficit of $47,644,098. The Company expects to incur operating losses over the near term. The Company's ability to achieve profitability will depend on many factors including the Company's ability to manufacture and market commercially acceptable products including its set-top box. Financial success will also depend on amending contract terms to result in net revenue in excess of costs of manufacture and selling, general and administrative costs. There can be no assurance that the Company will ever achieve a profitable level of operations or if profitability is achieved, that it can be sustained.

Early Stage of Development of the Company's Products

From June of 1997 through June of 1999, the Company was principally engaged in research and development activities involving the hand-held computer. Since then, the Company has been working on new technologies, in particular the design and development of the set-top boxes. The Company's products have been sold in limited quantities and there can be no assurance that a significant market will develop for such products in the future. Therefore, the Company's inability to develop, manufacture and market its products on a timely basis may have a material adverse effect on the Company's financial results.

3.   SUMMARY OF MAJOR ACCOUNTING POLICIES:

Cash and Cash Equivalents

Cash and cash equivalents include all cash and liquid investments that mature three months or less from when they are purchased. The carrying amount approximates the fair value due to short maturity of these investments.

Inventories

Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market and include material, labor and factory overhead.

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
--------------------------------------------------------------------------------

3.   SUMMARY OF MAJOR ACCOUNTING POLICIES - Continued

Property and Equipment

Property and equipment are stated at cost. Depreciation is being computed using the straight-line methods over the estimated useful lives (principally three to seven years for machinery and equipment) and leasehold improvements over the lesser of the lease term or their useful life.

Intangible Assets

Goodwill is amortized over five years. Long-lived assets including goodwill and other intangible assets are reviewed for impairment whenever events or change in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the related assets' carrying value is compared to the undiscounted estimated future cash flows from the related operations. The Company recorded $412,500 of amortization expense during 2000.

Income Taxes

Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements and tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement basis and tax basis of assets and liabilities (excluding non-deductible goodwill) and using enacted tax rates in effect for the years in which the differences are expected to become recoverable or payable.

Revenue Recognition

The Company recognizes revenue upon shipment of mobile computers, computer accessories and assembled products. Revenue from design services, consulting and intellectual property development is recognized in the month the services are performed. Revenue from the fulfillment of manufacturing contracts, generally less then year in length, is recognized upon shipment of the finished assembly.

Earnings (Loss) Per Common Share

Basic loss per common share is calculated on income available to common stockholders divided by the weighted-average number of shares outstanding during the period, which were 58,711,286, 46,200,408 and 37,287,432 for the years ending December 31, 2000, 1999 and 1998, respectively. Diluted loss per common share is adjusted for the assumed exercise of stock options and warrants unless such adjustment would have an anti-dilutive effect

Concentration of Credit Risk

Financial instruments which potentially subject Dauphin to concentrations of credit risk consist principally of accounts receivable. Generally, credit risk with respect to accounts receivable is diversified due to the number of entities comprising Dauphin's customer base. However, one individual customer accounts for approximately 53% of total accounts receivable and approximately 53% of total revenues.

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
--------------------------------------------------------------------------------

3.   SUMMARY OF MAJOR ACCOUNTING POLICIES - Continued

Use of Estimates

The presentation of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

4.   INVENTORY

Inventory is comprised of material, labor and overhead and consists of the following at December 31:


                                                           2000         1999
                                                           ----         ----
                Finished goods                          $   88,211   $   93,955
                Work in process                            156,040      625,450
                Raw materials                            2,752,714    2,747,777
                                                        ----------   ----------
                                                         2,996,965    3,467,182
                Less - Reserve for Obsolescence          2,491,216    1,945,296
                                                        ----------   ----------
                                                        $  505,749   $1,521,886
                                                        ==========   ==========

During the fourth quarter of 2000, the Company wrote down approximately $1,440,000 of inventory, consisting primarily of raw materials, and disposed of certain excess and obsolete inventory which will not be used in the production of the Orasis(R) or the set top box. In addition, the Company also set up a reserve for obsolescence of approximately $510,000 to adjust for the net realizable value of the remaining inventory associated with the Orasis(R). In the third quarter of 1999, as a result of curtailing operations at RMS the Company wrote down approximately $1,793,000 of inventory, which consists of $1,168,000 of raw materials and $625,000 of work-in-process. This inventory was acquired to produce assemblies for RMS clients only.

5.   PROPERTY AND EQUIPMENT

Plastic molds are being amortized over the number of estimated parts to be produced (approximately 100,000) or three years whichever is less. Property and equipment consist of the following:

                                                           2000         1999
                                                           ----         ----
     Furniture and fixtures                             $   89,084   $   89,084
     Office equipment                                      374,732      247,537
     Manufacturing and warehouse equipment                 624,690      624,690
     Leasehold improvements                                407,186      407,186
     Plastic molds for the Orasis(R)                       696,862      696,862
     Building                                              400,000            -
     Automobile                                             12,273       12,273
                                                        ----------   ----------
                                                         2,604,827    2,077,632
     Less - Accumulated depreciation and amortization    1,127,040      712,192
                                                        ----------   ----------
                                                        $1,477,787   $1,365,440
                                                        ==========   ==========
                                      F-19

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
--------------------------------------------------------------------------------

6.   INVESTMENT

During the third quarter of 1998, the Company invested in non marketable securities of a company that was managed by a former director of Dauphin. The investment is carried on the books at cost. The Company recorded dividend income of approximately $26,000 in 2000.

7.   SHORT-TERM BORROWINGS:

During 1999, the Company borrowed $286,000 from related affiliates with interest accrued at 1% per month. In April, 2000, all such borrowings, including interest, were paid in full.

8.   LONG-TERM DEBT:

As of December 31, 2000, the fair value of long-term debt approximates its book value. At December 31, long-term liabilities consist of:

                                                                                          2000               1999
                                                                                          ----               ----
McHenry County Department of Planning and Development loan for expansion of RMS, payable in equal monthly installments over 84 months with 6% interest. This
     loan is unsecured and is due on 10/1/2004.                                        $  89,508          $ 113,149

PACJETS Financial Ltd. equipment lease, payable in equal monthly installments over 60 months. The lease is collateralized by the equipment and has a one-dollar buy-out option. The lease carries 12% interest and is due on
     10/15/2003.                                                                          92,575            111,881

PACJETS Financial Ltd. furniture lease payable in equal monthly installments over 36 months. The lease carries a 23% annual interest rate and was due on
     11/15/2000. The lease is collateralized by the furniture and has a
     one-dollar buy-out option.                                                           23,269             27,176

Forest Financial Corporation computer equipment lease payable in equal monthly installments over 60 months. The lease carries a 16.38% annual interest rate and is due on 01/01/2003. The lease is collateralized by the equipment
     and has a one-dollar buy-out option.                                                      -             11,016

Other - Capital leases for certain vehicles, machinery and equipment and certain priority tax claims due and payable in equal monthly installments over 36 to 72 months. All debts, collateralized by the equipment, are due starting in June 2000 through October 2002 and carry interest rates ranging from 9%
     to 18%.                                                                              10,410             49,206
                                                                                       ---------          ---------

         Total long-term liabilities                                                     215,762            312,428
         Less short-term                                                                 113,629            127,249
                                                                                       ---------          ---------
                Total long-term                                                        $ 102,133          $ 185,179
                                                                                       =========          =========

Future minimum debt payments are as follows:

                Year                                        Amount Due
                ----                                        ----------
                2001                                        $  113,629
                2002                                            56,726
                2003                                            24,343
                2004                                            21,064
                                                            ----------

            Total long-term debt                            $  215,762
                                                            ==========

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
--------------------------------------------------------------------------------

9.   CONVERTIBLE DEBT AND WARRANTS

On March 30, 1999, the Company signed an agreement with an accredited investor ("Investor"). Crescent agreed to commit up to $6 million according to the following conditions. A) The first closing for $1 million will occur upon execution of agreed upon documentation as well as a deposit of 2 million common shares (which shall be pledged by current shareholders) in escrow. This tranche will take the form of an 8% promissory note convertible into stock beginning sixty days after closing. B) If the Company's stock value is below the 5/8 bid for two consecutive days the Company must replenish the escrow account with additional shares until the escrow value is greater than $1.5 million. Crescent received a warrant to purchase 100,000 shares of common stock at an exercise price of $1.00 per share for the commitment.

In April 1999, the Company received the funds and subsequently deposited an additional 400,000 shares into an escrow account to compensate for the decline in share price. In May 1999, the note was converted into common stock and the escrow account was disbursed to Crescent.

10.  STOCK-BASED COMPENSATION

In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" the Company has elected to continue to account for stock compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". During 2000, the Company issued non-qualified stock options to purchase 3,921,832 shares of common stock to certain key employees at exercise prices ranging from $0.50 to $3.875 per share (approximating the market price at date of grant). The options vest immediately and expire in three years if the individual is still employed with the Company. Had the Company accounted for its stock options in accordance with Statement 123, at December 31, 2000 and 1999 pro forma earnings per share would have been:


                                                December 31, 2000      December 31, 1999
                                                -----------------      -----------------
Net loss as reported (000's)                       $  (7,515)            $  (9,232)
Pro forma net loss for Statement 123 (000's)         (11,320)               (9,245)
Basic loss per common share as reported                (0.13)                (0.21)
Pro forma basic loss per common share                  (0.19)                (0.21)
Diluted loss per common share as reported              (0.13)                (0.21)
Pro forma diluted loss per common share                (0.19)                (0.21)

For purposes of determining the pro forma effect of these options, the fair value of each option is estimated on the date of grant based on the Black-Scholes single-option-pricing model:

                                                December 31, 2000      December 31, 1999
                                                -----------------      -----------------
Dividend yield                                           0.0%                  0.0%
Risk-free interest rate                                  6.0%                  6.0%
Volatility factor                                        224%                  120%
Expected life in years                                  2.60                  1.95

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
--------------------------------------------------------------------------------

10.   STOCK-BASED COMPENSATION - Continued

Information regarding these options for 2000 and 1999 is as follows:

                                                                        2000                         1999
                                                                        ----                         ----
                                                                      Weighted                     Weighted
                                                                       Average                      Average
                                                       Shares         Exercise        Shares     Exercise Price
                                                       ------         --------        ------     --------------
                                                                        Price
                                                                        -----
Options outstanding beginning of year                      50,000    $   0.6563        233.000     $   0.7748
Options exercised                                          (2,000)       0.5000              0         0.0000
Options granted                                         3,921,832        1.1644              0         0.0000
Options forfeited                                         (56,500)       0.6604       (183,000)        0.8073
                                                       ----------    ----------      ---------     ----------
Options outstanding at year end                         3,913,332    $   1.1658         50,000     $   0.6563
Weighted  average  fair value of options granted
     during the year                                   $   1.0316                    $       -
Options exercisable at year end                         3,913,332                       50,000
Option price range at year end                     $0.50 to $4.3125                  $  0.6563

The following table summarizes information about the options outstanding at December 31, 2000 and 1999:

                       Options Outstanding                             Options Exercisable
----------------------------------------------------------------   ---------------------------
Range of Exercise   Number of     Weighted Avg.    Weighted Avg.   Number of    Weighted Avg.
      Prices         Shares     Contractual Life  Exercise Price    Shares     Exercise Price
      ------         ------     ----------------  --------------    ------     --------------
     $ 0.5000       1,092,500         2.02           $ 0.5000      1,092,500      $ 0.5000
     $ 0.7812       1,810,000         2.97           $ 0.7812      1,810,000      $ 0.7812
     $ 0.9531          25,000         2.99           $ 0.9531         25,000      $ 0.9531
     $ 1.0000         400,000         2.02           $ 1.0000        400,000      $ 1.0000
     $ 2.7500          47,500         2.80           $ 2.7500         47,500      $ 2.7500
     $ 3.5938         180,000         2.61           $ 3.5938        180,000      $ 3.5938
     $ 3.8750         333,332         2.76           $ 3.8750        333,332      $ 3.8750
     $ 4.3125          25,000         2.74           $ 4.3125         25,000      $ 4.3125
                       ------         ----           --------         ------      --------
  Total for 2000    3,913,332         2.60           $ 1.1658      3,913,332      $ 1.1658

     $ 0.6563          50,000         1.95           $ 0.6563         50,000      $ 0.6563
                       ------         ----           --------         ------      --------
  Total for 1999       50,000         1.95           $ 0.6563         50,000      $ 0.6563

11.   EMPLOYEE BENEFIT PLAN

The Company maintains a salary deferral 401(k) plan covering substantially all employees who meet specified service requirements. Contributions are based upon participants' salary deferrals and compensation and are made within Internal Revenue Service limitations. For the years 2000, 1999 and 1998, the Company did not make any matching contributions. The Company does not offer post-employment or post-retirement benefits. The Company does not administer this plan, and contributions are determined in accordance with provisions of the plan.

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
--------------------------------------------------------------------------------

12.   IMPAIRMENT OF ASSETS

Goodwill associated with the acquisition of RMS was being amortized on a straight-line basis over 10 years. On an ongoing basis, the Company estimates the future undiscounted cash flows, before interest, of the operating unit to which the goodwill relates in order to evaluate its impairment. If impairment exists, the carrying amount of the goodwill is reduced by the estimated shortfall of cash flows. During the third quarter of 1999 the Company experienced an impairment of the goodwill associated with the acquisition of RMS, when an estimated cash flow from the operating unit dramatically decreased. The Company recorded $767,475 as an amortization expense during 1999.

13.   INCOME TAXES:

A reconciliation of the income tax benefit on losses at the U.S. federal statutory rate to the reported income tax expense follows:


                                                                 2000           1999           1998
                                                                 ----           ----           ----
      U.S. federal statutory rate applied to pretax loss     $(2,405,743)   $(2,143,858)   $(2,084,729)
      Permanent differences and adjustments                       33,112        785,739        120,802
      Net operating losses not recognized                      2,372,631      1,358,119      1,963,927
                                                             -----------    -----------    -----------
                        Income tax provision                 $         -    $         -    $         -
                                                             ===========    ===========    ===========

As of December 31, 2000 and 1999, the Company had generated deferred tax assets as follows:

                                                                     December 31,
                                                                     ------------
                                                                 2000           1999
                                                                 ----           ----
      Gross deferred tax assets-
          Net operating loss (NOL) carryforward              $33,295,263    $ 24,680,762
          Reserves for inventory obsolescence                  2,491,216       1,945,296
          Bad debt reserve                                        50,621         428,599
          Depreciation                                            39,349           5,567
          Goodwill                                               275,000               -
          Other timing differences                                10,200          10,200
                                                             -----------    ------------
                                                              36,161,649      27,070,424
          Current federal statutory rate                              34%             34%
                                                             -----------    ------------
                        Deferred tax assets                   12,294,961       9,203,944
          Less valuation allowance                            12,294,961       9,203,944
                                                             -----------    ------------
                        Net deferred tax asset               $         -    $          -
                                                             ===========    ============


Deferred income taxes include the tax impact of net operating loss (NOL) carryforwards. Realization of these assets, as well as other assets listed above, is contingent on future taxable earnings by the Company. A valuation allowance of $12,294,961 and $9,203,944 at December 31, 2000 and 1999,
respectively, has been applied to these assets. During 1995, there was an ownership change in the Company as defined under Section 382 of the Internal Revenue Code of 1986, which adversely affects the Company's ability to utilize the NOL carryforward.

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
--------------------------------------------------------------------------------

14.   BUSINESS SEGMENTS:

The Company has adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information". During 2000, the Company has two reportable segments: Dauphin Technology, Inc. and Advanced Digital Designs, Inc. ("ADD"). During 1999 and 1998, the Company had two reportable segments: Dauphin Technology, Inc. and R.M. Schultz & Associates, Inc. ("RMS"). Dauphin is involved in design, manufacturing and distribution of hand-held pen-based computer systems and accessories. ADD is a design engineering company performing design services, process methodology consulting and intellectual property development. RMS was an electronic contract manufacturing firm.

The reportable segments are managed separately because each business has different customer requirements, either as a result of the regional environment of the country or differences in products and services offered. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Intangible assets are included in each segment's reportable assets and the amortization of these intangible assets is included in the determination of a segment's operating profit or loss. The Company evaluates performance based on profit or loss from operations before income taxes, interest, and non-operating income (expenses).

                                       2000            1999            1998
                                       ----            ----            ----

Revenue
       Dauphin                     $     63,913    $    273,544    $    385,739
       RMS                                   --       2,134,563       5,637,574
       ADD                              984,674              --              --
       Inter-company elimination       (188,750)       (129,049)       (655,799)
                                   ------------    ------------    ------------
                        Total           859,837       2,279,058       2,730,035

Operating (Loss)
       Dauphin                       (7,523,421)     (2,947,396)     (4,707,321)
       RMS                                   --      (4,286,231)       (499,885)
       ADD                             (195,911)             --              --
       Inter-company elimination        188,750          (4,298)        (32,778)
                                   ------------    ------------    ------------
                        Total        (7,530,582)     (7,237,925)     (5,239,984)

Assets
       Dauphin                       17,794,438       6,443,079       4,991,346
       RMS                              598,782       2,156,937       5,078,453
       ADD                            6,735,372              --              --
       Inter-company elimination    (13,967,815)     (5,227,862)     (3,350,164)
                                   ------------    ------------    ------------
                        Total        11,160,777       3,372,154       6,719,635

Capital Expenditures
       Dauphin                            2,195          18,544         748,131
       RMS                                   --           7,136         387,947
       ADD                                   --              --              --
                                   ------------    ------------    ------------
                        Total             2,195          25,680       1,136,078

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
--------------------------------------------------------------------------------

15.    COMMITMENTS AND CONTINGENCIES:

Minimum annual rental commitments at December 31, 2000 under non-cancelable operating leases, principally for real estate, are payable as follows:

                                                    Dauphin         RMS
                                                    -------         ---

                         2001                     $  120,438     $  190,660
                         2002                         51,190         81,025
                                                  ----------     ----------

                                                  $  171,628     $  271,685
                                                  ==========     ==========

Total rental expense was approximately $294,000, $300,000 and $276,000 for 2000, 1999 and 1998 respectively. The leases contain renewal options and escalation clauses.

During 2000 and through the date of this report, the Company has been engaged in various legal proceedings. Management believes that any existing litigation would not be material to the overall financial condition of the Company.

16.  RELATED-PARTY TRANSACTIONS:

CADserv, an engineering services company based in Schaumburg, Illinois, controlled by an Officer and a major shareholder, has contributed to the design, packaging and manufacturing of the Orasis(R). The Company paid $140,192 in 1998 for such services. The Company has resumed using CADserv to assist in the design of the set-top box in 2001.

In 1999 the Company borrowed $286,000 from related affiliates, including two members of the Board of Directors. The loans accrue interest at 1% per month until maturity. The loans and interest were repaid in March and April, 2000.

RMS facilities are leased from Enclave Corporation, a company that is owned by the former President of RMS. The Company paid $179,468 of rent and $30,206 of real estate taxes for the property lease in 1999 and $179,684 of rent and $24,150 of real estate taxes for 1998.

17.  EQUITY TRANSACTIONS:

2000 Transactions

During the first and second quarter of 2000, the Company conducted a private placement of 4,654,613 common shares and approximately 1,300,000 warrants to a group of accredited investors in exchange for approximately $7,300,000. The proceeds were used to settle the majority of trade payables, for day-to-day operations and to start the development of the set-top box.

In January 2000, the Company issued 480,000 shares to a customer in exchange for cancellation of $300,000 of customer deposits.

In January 2000, the Company issued warrants to an investment banker, for services rendered, to purchase 350,000 shares at an exercise price of $1.00.

In January 2000, the Company issued 500,000 shares to a consulting firm for services rendered in relation to a European contract.

In April 2000, the Company completed its private placement and issued 3,630,000 warrants to an investment banker in lieu of consulting fees.

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
--------------------------------------------------------------------------------

17.  EQUITY TRANSACTIONS - Continued

On April 26, 2000, the Company completed a common stock purchase agreement, escrow agreement and registration rights agreement with an institutional investor. These agreements provide a $100,000,000 equity line of credit as the Company requests over an 18 month period, in return for common stock and warrants to be issued to Crescent. Once every 22 days, the Company may request a draw of up to $10,000,000 of that money, subject to a maximum of 18 draws. The maximum amount the Company actually can draw down upon each request will be determined by the volume-weighted average daily price of the Company's common stock for the 22 trading days prior to its request and the average trading volume for the 45 trading days prior to the request. Each draw down must be for at least $250,000. Use of a 22 day trading average was negotiated to reduce the impact of market price fluctuations over any calendar month, which generally includes 22 trading days. At the end of a 22-day trading period following the drawdown request, the amount of shares is determined based on the volume-weighted average stock price during that 22-day period in accordance with the formulas in the common stock purchase agreement.

On April 28, 2000, the Company filed with the Securities and Exchange Commission a Form S-1 registration statement relating to 15,332,560 shares of common stock issued to stockholders in private transactions, 11,958,963 shares for other stockholders, and 6,000,000 shares to be issued when the Company requests a drawdown under the common stock purchase agreement referred to above.

On July 28, 2000, the Securities and Exchange Commission declared the registration statement effective. Pursuant to the common stock purchase agreement, the Company issued as a placement fee warrants to purchase 250,000 shares of common stock at an exercise price of $5.481.

On July 31, 2000, the Company issued a drawdown notice in connection with the common stock purchase agreement for $5,000,000. Upon receipt of the funds, the Company issued 1,354,617 shares of common stock and warrants to purchase 101,463 shares of common stock at exercise prices ranging from $4.06 to $4.22.

In September 2000, the Company issued 73,750 stock options to certain employees under employment agreements. At the time of issuance, the option price was below the market price and the Company recorded $70,622 as additional compensation expense.

On October 17, 2000, the Company issued a drawdown notice in connection with the common stock purchase agreement for $2,000,000. Upon receipt of the funds, the Company issued 781,999 shares of common stock and warrants to purchase 44,646 shares of common stock at exercise prices ranging from $3.26676 to $4.4369.

On October 20, 2000 the Company entered into an agreement with Best S.A. to act as its distributor/agent in Greece. On October 26, 2000 the Company issued 1,550,000 shares of restricted stock to Best S.A. as a performance bond to assure the Company's compliance with the Set-Top Box Agreement by and between the Company and Estel S.A. These shares have not been included in the issued and outstanding shares as of December 31, 2000, as Best S.A. has acknowledged that they would return the shares to the Company upon satisfactory compliance with the Set-Top Box Agreement. The agreement with Best S.A. requires the Company to register these shares with the Securities and Exchange Commission during 2000. To secure performance of the Company's obligation to register these shares, Andrew J. Kandalepas, Chairman of the Board and CEO of the Company, granted to Best S.A. a security interest in 1,032,118 shares of Company stock owned by him.

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
--------------------------------------------------------------------------------

17.    EQUITY TRANSACTIONS - Continued

In December 2000, the Company issued 22,000 shares of common stock and warrants to purchase 148,265 shares of common stock at exercise prices ranging from $1.0312 to $1.25, as payment for certain advertising and promotional expenses and consulting services related to the establishment of an office in Europe.

In December 2000, the Company re-priced approximately 3,012,000 warrants it had previously issued to outside consultants. The warrants were originally issued with an exercise price ranging from $10.00 to $5.00, and were re-priced with exercise prices ranging from $5.00 to $2.00 per share. The re-pricing created a charge to earnings of approximately $234,000.

1999 Transactions

In January and April 1999, the Company issued a total of 46,373 shares under an employment contract with Richard M. Schultz. As of May 14, 1999, the Company no longer employs Richard M. Schultz.

In February and March 1999, the Company issued a total of 87,380 treasury shares and 1,570,927 shares in exchange for $660,000 of principal, $17,123 of interest and $32,909 of original issue discount amortization on Convertible Debentures - 2001A. In addition, in March the short-term loan from an investor in the amount of $250,000 together with $7,500 of interest was converted into 427,667 shares.

In March 1999, the Company issued warrants to an investment banker to purchase 50,000 shares at an exercise price of $0.60 exercisable after the market bid price of the Company's stock exceeds $1.00 for 15 consecutive trading days. Also in March of 1999 the Company issued warrants to the same investment banker to purchase 50,000 shares at an exercise price of $0.50 exercisable after the market bid price of the Company's stock exceeds $2.00 for 15 consecutive trading days. The warrants were valued at $48,000 using the Black-Scholes securities valuation model, assuming among other things, a 6% risk free interest rate, 0% dividend yield, 1 and 2 year life respectively and 120% volatility.

In March 1999, the Company issued 507,160 shares to five accredited investors in exchange for $403,492. In addition to the shares, the Company issued warrants to purchase 300,000 shares of common stock at an exercise price of $1.10 per share exercisable immediately. The warrants were valued at $165,600 using the Black-Scholes securities valuation model, assuming among other things, a 7% risk free interest rate, 0% dividend yield, 5 year life and 120% volatility.

On March 30, 1999, Dauphin signed an agreement with an accredited investor ("Investor") where Crescent agreed to commit up to $6 million. The first closing for $1 million occurred on April 15, 1999 when the parties executed agreed upon documentation and Dauphin deposited 2 million common shares in escrow. This tranche was in the form of an 8% promissory note convertible into stock beginning sixty days after closing. The conversion was at 15% discount from the closing bid price of the Company's common stock. The contract also called for the adjustment in escrowed shares in case stock value decreases, under the 5/8 bid for two consecutive days. As specified on the contract, on April 22 due to decline in market price of the stock, the Company deposited additional 400,000 shares in an escrow account to replenish the $1.5 million value in the account. As an incentive, Crescent received a warrant to purchase 100,000 common shares of stock at an exercise price of $1.00 per share. The warrant was valued at $52,200 using Black-Scholes securities valuation model, assuming among other things, a 6% risk free interest rate, 0% dividend yield, 1 and 2 year life respectively and 120% volatility. On May 24, 1999 $1 million funded under the note, together with accrued interest, was converted into 2,441,414 shares of common stock of which 2,400,000 common shares were disbursed to Crescent. The agreement with the accredited investor has been cancelled.

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
--------------------------------------------------------------------------------

17. EQUITY TRANSACTIONS - Continued

In May 1999, the Company issued 150,000 shares to two accredited investors in exchange for $82,500. In addition to the shares the Company issued warrants to purchase 150,000 shares of common stock at an exercise price of $0.55 per share. The warrants are exercisable immediately and expire in three years. The warrants were valued at $53,250 using the Black-Scholes securities valuation model, assuming among other things, a 6% risk free interest rate, 0% dividend yield, 5 year life and 120% volatility.

In May 1999, the company issued 586,764 common shares in exchange for $240,000 of the remaining principal of the Convertible Debentures-2001A. That closed out all debts the Company had in relation to the Convertible Debentures.

On May 28, 1999 the Company signed a Stock Purchase Agreement with another accredited investor ("Investor"), which allows the Company and obligates Crescent to purchase shares from the Company based on terms and conditions outlined in the agreement. In total Crescent agreed to purchase up to $2,250,000 of the common stock within the next twenty-four months. Crescent agreed to purchase from the Company shares based on ninety percent of the daily average trading value, which is computed by multiplying the closing bid price by the daily volume of the Company's common stock traded average over the twenty days prior to closing. In connection therewith the Company sold to Crescent 1,048,951 shares for $450,000 at an average price of $0.43 per share including $58,000 of closing fees. The Company has the right to sell additional shares with an interval of 25 business days with a minimum of $100,000 per sale and a maximum of $500,000 based on the average daily value as described above. In addition to the stock, Crescent received an Incentive Warrant to purchase 750,000 common shares at a price of $0.6435 per share. The Warrants were valued at $235,500 using Black-Scholes securities valuation model assuming among other things 6% risk free rate, 0% dividend yield, five years life and 120% volatility.

In connection with the Stock Purchase Agreement signed by the Company on May 28, 1999, the Company sold to Crescent 350,000 shares for $148,050 at an average price of $0.423 per share, including $2,961 of closing fees.

In the third quarter of 1999, the Company issued 14,963 treasury shares and 2,086,540 common shares to a group of accredited investors in exchange for $598,817 or an average of $0.29 per share. In addition to the shares the Company issued warrants to purchase 1,651,600 shares of common stock at an average exercise price of $0.47 per share. The warrants are exercisable immediately and expire in three to five years. The Warrants were valued at $443,622 using Black-Scholes securities valuation model assuming among other things 6% risk free rate, 0% dividend yield, five years life and 120% volatility.

During the third quarter, the Company agreed to issue a total of 407,868 shares to satisfy certain payables in the cumulative amount of $223,825 or approximately $0.55 per share.

In September 1999, a Warrant for a total of 100,000 shares that was issued in July 1999 was exercised at $0.53 per share. The Company received a total of $53,000 from such exercise.

On October 26 1999, the Company issued 93,358 shares in exchange for $29,643 or $0.32 per share net of $605 of closing fees in accordance with the Stock Purchase Agreement signed by the Company on May 28, 1999.

On October 27, 1999 in connection with the Stock Purchase Agreement signed by the Company on May 28, 1999, the Company sold to Crescent 447,012 shares for $141,935 at an average price of $0.32 per share, including $2,897 of closing fees.

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
--------------------------------------------------------------------------------

17. EQUITY TRANSACTIONS - Continued

In November 1999, the Company issued 457,650 shares to three accredited investors in exchange for $156,500 or $0.33 per share.

During the third quarter of 1999 a Warrant for 302,858 shares at $0.20 was exercised. The Company received a total of $60,285 for the shares. As of the date of this report, these shares have not been issued.

In November 1999, in exchange for services rendered, the Company issued 300,000 shares to a consultant.

In December 1999, the Company converted $70,000 of short-term notes including $5,000 of interest from an affiliate into 350,000 shares.

In December 1999, the Company issued 362,858 shares in exchange for $72,572 from two accredited investors. In addition to shares, the Company issued two Warrants for the total of 362,858 common shares to Crescents with a strike price of $0.20. The Warrants were valued at $68,637 using Black-Scholes securities valuation model assuming among other things 6% risk free rate, 0% dividend yield, five years life and 120% volatility.

1998 Transactions

On January 5, March 5, June 5 and September 5, 1998, under an employment contract relating to the RMS acquisition, the Company issued 12,500 shares on each date to Richard M. Schultz. Under the contract, Mr. Schultz is entitled to purchase 50,000 common shares per year for the duration of his employment contract at $1.00 below the market value on the date immediately preceding the date of exercise. The common shares issued in connection with this transaction were treasury shares. On March 6, 1998, Mr. Schultz returned 7,901 shares to treasury as repayment of his obligation to the Company and on July 6, 1998 the Company issued additional 1,260 shares to Mr. Schultz to compensate for the decrease in price of the stock on the day of issuance.

On March 3, 1998, for services performed, the Company issued 30,000 shares to an employee of the Company, as a bonus.

On March 31, 1998 the Company registered with Securities and Exchange Commission 4,523,608 shares issued to accredited investors in a private placement that concluded in December 1997. In addition to the shares issued in the private placement, the Company registered 2,964,327 shelf shares for use, if needed, for future acquisitions, to raise capital, to fund production of Orasis(TM) hand-held computer or RMS contract manufacturing operations.

On May 8, 1998, the Company issued 60,000 common shares to Family Tools, Inc. for industrial molds used in the production of Orasis(TM) hand-held computer. The shares were valued at $1.125, closing bid price on that day.

On June 24, 1998, for services performed, the Company issued 3,000 shares to an employee of the Company, as a bonus.

Since May of 1998, 2,705,391 shares that were previously registered as shelf shares and 542,272 treasury shares were issued in exchange for $1 million of principal of 2001 Debentures and $1.1 million of principal of 2001A Debentures and $21,070 of interest. $34,400 and 172,700 shares in lieu of $178,918 in fees were issued to brokers for the 2001 Debentures and 2001A Debentures (Note 7).

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
--------------------------------------------------------------------------------

18.  ACQUISITION:

On August 28, 2000, the Company acquired T & B Designs, Inc. (formerly known as Advanced Digital Designs, Inc.), Advanced Technologies, Inc. and 937 Plum Grove Road Partnership in exchange for $3 million in cash and $3 million to be held in escrow and disbursed in accordance with the terms and conditions of an Escrow Agreement. The transaction was accounted for under the purchase method of accounting. Goodwill was recorded and is to be amortized under the straight-line method over a 5-year period.

The purchase price, plus direct costs of the acquisition, were allocated as follows:

                       Building                                    $   400,000
                       Computer equipment                              110,000
                       Other equipment                                  15,000
                       Excess of Cost over Net Assets Acquired       5,500,000
                                                                   -----------

                       Total                                       $ 6,025,000
                                                                   ===========

Pro Forma operating results for the years ended December 31, 2000 and 1999, as required under APB 16 (Accounting Principles Board Opinion number 16, regarding Business Combinations), are as follows:

                                                   2000             1999
                                                   ----             ----

                       Revenue                $  3,548,801       $ 5,513,493
                       Operating loss           (7,023,058)       (6,594,083)
                       Net loss                 (8,253,941)       (8,650,289)

                       Net loss per share
                                Basic         $      (0.14)      $     (0.19)
                                Diluted       $      (0.14)      $     (0.19)

19.  SUBSEQUENT EVENTS:

On March 30, 2001, Best S.A. executed the personal guarantee of Mr. Andrew J. Kandalepas, which he had granted to secure the performance of the Company's obligation to register the 1,550,000 shares issued in connection with the performance bond.

On April 3, 2001, the Company and Estel Telecommunications S.A. cancelled the performance bond issued on October 26, 2000 and the 1,550,000 shares of restricted stock held by Best S.A. were returned to the Company.

20.  RESTATEMENT:

The financial statements as of and for the year-ended December 31, 2000 have been restated to decrease interest expense and decrease additional paid in capital by $1,302,383 to correctly reflect sales of equity securities in the private placement in the first quarter of 2000 at a discount from the quoted market prices.

                            Dauphin Technology, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
--------------------------------------------------------------------------------

21.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

A summary of selected quarterly information for 2000 and 1999 is as follows:


                                                                        2000 Quarter Ended
                                                                        ------------------
                                           March 31,            June 30,            Sept. 30,            Dec. 31,
                                           ---------            --------            ---------            --------
        Revenues                           $     4,736          $    11,305         $   344,975          $   498,821
        Gross Profit (Loss)                    238,886             (346,256)             27,747           (1,936,167)
        Net Loss                            (1,010,038)*         (1,249,631)         (1,173,789)*         (4,081,521)
        Net Loss per share
                 Basic                     $     (0.02)*        $     (0.02)        $     (0.02)*        $     (0.07)
                 Diluted                   $     (0.02)         $     (0.02)        $     (0.02)         $     (0.07)


                                                                        1999 Quarter Ended
                                                                        ------------------
                                           March 31,            June 30,            Sept. 30,            Dec. 31,
                                           ---------            --------            ---------            --------
        Revenues                           $ 1,246,061          $   781,882         $   157,680          $    93,435
        Gross Profit (Loss)                   (174,176)            (350,167)         (1,947,336)
                                                                                                             (82,864)

        Net Loss                            (2,048,553)          (2,423,339)         (3,584,478)          (1,249,934)
        Net Loss per share
                 Basic                     $     (0.05)         $     (0.05)        $     (0.07)         $     (0.03)
                 Diluted                   $     (0.05)         $     (0.05)        $     (0.07)         $     (0.03)


         * Net loss and per share amounts have been adjusted from previously reported amounts to offset certain beneficial interest expense against additional paid in capital rather than interest expense amounting to $1,721,939 (0.03 per share) and $1,645,799 (0.03 per share) for the quarters ending March 31, 2000 and September 30, 2000, respectively.

PART II
-------

INFORMATION NOT REQUIRED IN PROSPECTUS
--------------------------------------


Item 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
-----------------------------------------------------

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.

                                                                Amount
                                                                ------

SEC registration fee                                          $   890.00
Accounting fees and expenses                                   14,000.00
Legal fees and expenses                                        16,000.00
Miscellaneous fees and expenses                                 6,500.00
                                                              ----------

                  Total                                       $37,390.00
                                                              ==========

Item 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
---------------------------------------------------

Registrant is incorporated in the State of Illinois. Section 8.75 of the Illinois Business Corporation Act defines the powers of registrant to indemnify officers, directors, employees and agents.

In additional to the provisions of Illinois Business Corporation Act Section 8.75, and pursuant to the power granted therein, registrant has adapted Article XII of its Bylaws which provides as follows:

ARTICLE XII
-----------

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

SECTION 1 The corporation shall indemnify any person who was or is a party, or
---------
is threaten to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a directors, officer, employee or agent of the corporation or fiduciary of any employee benefit plan maintained by the corporation, or who is or was a director, officer, employee or agent of the corporation of a fiduciary as aforesaid, or who is or was serving at the request of the corporation as a director, officer, employee, agent of fiduciary of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation (or, in the case of a fiduciary, the best interests of the plan and plan participants) and, with respect to any criminal action proceeding, had no reasonable cause to believe his conduct was unlawful. This termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contender or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that this conduct was unlawful.

SECTION 2 The corporation shall indemnify any person who was or is a party, or
---------
is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or fiduciary as aforesaid, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation (or, in the case of a fiduciary, the best interests of the plan and plan participants), except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as the court shall deem proper.

SECTION 3 To the extent that a director, officer, employee or agent of a
---------
corporation or fiduciary as aforesaid has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in proceeding sections, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

SECTION 4 Any indemnification under section 1 and 2 hereof (unless ordered by a
---------
court) shall be made by the corporation only as authorized in the specific case, upon a determination of the director, officer, employee, agent of fiduciary is proper on the circumstances because he has met the applicable standard of conduct set forth in said sections. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtained, or even if obtainable, a quorum of disinterest directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

SECTION 5 Expenses incurred in defending a civil or criminal action, suit or
---------
proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, as authorized by the board of directors in the specific case, upon receipt of an undertaking by or oh behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article.

SECTION 6 The indemnification provided by this Article shall not be deemed
---------
exclusive of any other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall incur to the benefit of the heirs, executors and administrators of such person.

SECTION 7 The corporation may purchase and maintain insurance on behalf of any
---------
person who is or was a director, officer, employee or agent of the corporation of fiduciary, or who is or was serving at the request of the corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

SECTION 8 In the case of a merger, the term "corporation" shall include, in
---------
additional to the surviving corporation, any merging corporation absorbed in a merger, which if its separate existence had continued, would have had the power and authority to indemnify its directors, officers and employees or agents, so that any person who was a director, officer, employee or agent of such merging corporation, or was serving at the request of another corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the surviving corporation as such person would have with respect to such merging if its separate existence had continued.

SECTION 9 For the purpose of this Article, referenced to "other enterprises"
---------
shall include employee benefit plans; reference to "fines" shall include any excise tax assessed on a person with respect to an employee benefit plan; and references to the phrase "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Article.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, enforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such an issue.

Except to the extent herein above set forth, there is no charter provision, bylaw, contract, arrangement or statute pursuant to which any director or officer of registrant is indemnified in any manner against any liability which he may incur in his capacity as such.

         Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
         ----------------------------------------------------

         Exhibit No.    Description of Document
         --------------------------------------

         *3(1) Certificate of Incorporation filed July 27, 1990, incorporated herein by reference to exhibit 7(c)(1) of Form 8-K filed May 14, 1991.

         *3(2) By-Laws as amended, incorporated herein by reference to exhibit 3(2) of Form 10-K for the fiscal year ended December 31, 1997.

         *4(1) Specimen Common Stock Certificate incorporated herein by reference to exhibit 4(1) of Form S-18 filed June 1, 1990.

         *10(1) Agreement and Plan of Reorganization incorporated herein by reference to exhibit 7(c) of Form 8-K filed April 4, 1991.

         *10(2) Plan and Agreement of Merger incorporated herein by reference to exhibit 7(c)(1) of Form 8-K filed May 14, 1991.

         *10(3) Computer Technology License Agreement dated November 12, 1997, between Phoenix Technology, Inc. and Dauphin Technology, Inc. included as an exhibit to Form S-1 filed March 17, 1998, incorporated herein by reference.

         *10(4) License Agreement dated May 3, 1996, between Microsoft
                Corporation and Dauphin Technology, Inc. included as an exhibit to Form S-1 filed March 17, 1998, incorporated herein by reference.

         *10(5) Equity line of credit agreement by and between Techrich
                International Limited and Dauphin Technology, Inc. dated April 12, 2000 including Common Stock Purchase Agreement, Registration Rights Agreement, Escrow Agreement and Form of a stock Purchase Warrant included as an exhibit to Form 8-K filed on April 20, 2000 incorporated herein by reference.

         *10(6) Amendment No. 1 to Common Stock Purchase Agreement dated July
                10, 2000 between Dauphin Technology, Inc. and Techrich International Limited.

         *10(7) Asset Purchase Agreement, by and among the Company, ADD
                Acquisition Corp., T & B Design, Inc. (f/k/a Advanced Digital Designs, Inc.), Advanced Technologies, Inc., 937 Plum Grove Road Partnership, the Stockholders of T & B Design, Inc. and Advanced Technologies, Inc. and the partners of 937 Plum Grove Road Partnership, dated August 18, 2000 included as an exhibit to Form 8-K/A filed on September 25, 2000 incorporated herein by reference.

         *10(8) Asset Purchase Agreement, by and among the Company, Suncoast
                Acquisition Corp., ProtoSource Corporation and Suncoast Automation, Inc. dated July 1, 2001 included as an exhibit to Form 8-K filed on July 14, 2001 incorporated herein by reference.

         *10(9) Securities Purchase Agreement, by and between the Company and Crescent International Ltd. dated September 28, 2001 including Registration Rights Agreement and Form of stock Purchase Warrant included as an exhibit to Form 8-K filed on October 12, 2001 incorporated herein by reference.

24(1)    Consent of Arthur Andersen LLP., independent public accountants.

24(2)    Consent of Grant Thornton LLP., independent public accountants.

24(3)    Consent of Rieck and Crotty, P.C.

* Previously filed or incorporated by reference.

Item 17.  UNDERTAKINGS
----------------------

     (A) Subject to the terms and conditions of Section 15(d) of the Securities
         ----------------------------------------------------------------------
     Exchange Act of 1934, the undersigned Company hereby undertakes to file
     -------------------------------------
     with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in the section.

     (B) The undersigned Company hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement:

                    (i) To include any Prospectus required by Section 10(a) of the Securities Act of 1993;

                    (ii) To disclose in the Prospectus any change in the offering price at which any registering shareholders subject to the requirement of a Pricing Amendment are offering their registered securities for sale;

                    (iii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iv) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the forgoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjustment of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palatine and State of Illinois, on the 7th day of February, 2002.


DAUPHIN TECHNOLOGY, INC.


By: /s/ Andrew J. Kandalepas
   -------------------------
     Andrew J. Kandalepas, President


          Pursuant to the requirement of the Securities Act of 1933, as amended, this registration statement has been duly signed by the following persons in the capacity and on the dates indicated.


SIGNATURE                                   TITLE                               DATE
/s/ Andrew J. Kandalepas                    Chairman of the Board/President/    February 7, 2002
------------------------
    Andrew J. Kandalepas                    Chief Executive Officer

/s/ Harry L. Lukens, Jr.                    Chief Financial Officer/            February 7, 2002
------------------------
    Harry L. Lukens, Jr.                    Assistant Secretary

/s/ Christopher L. Geier                    Executive Vice President            February 7, 2002
------------------------
    Christopher L. Geier

/s/ Jeffrey Goldberg                        Secretary/Director                  February 7, 2002
--------------------
    Jeffrey Goldberg

/s/ Gary E. Soiney                          Director                            February 7, 2002
------------------
    Gary E. Soiney

/s/ Mary Ellen W. Conti                     Director                            February 7, 2002
-----------------------
    Mary Ellen W. Conti